UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  June 9, 2003

Sylvan Learning Systems, Inc.

(Exact Name of Registrant as Specified in Charter)

Maryland	0-22844	52-1492296
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1001 Fleet Street, Baltimore, Maryland 21202
(Address of Principal Executive Offices) (ZIP Code)

Registrant’s telephone number, including area code: (410) 843-8000

Item 5.  Other Events

On March 10, 2003, the Company and Educate, Inc., a company newly formed by Apollo Management, L.P., (“Apollo”) executed an Asset Purchase Agreement that provides for the acquisition by Educate, Inc. of substantially all of the Company’s K-12 education business units, including eSylvan, Inc. and Connections Academy, Inc., which are investments held by Sylvan Ventures (collectively, the “K-12 Disposal Group”).  The consolidated financial statements of Sylvan Learning Systems, Inc. for each of the three years in the period ended December 31, 2002 have been restated to reflect the results of the K-12 Disposal Group as discontinued operations.  Also included is a revised Management’s Discussion and Analysis of Financial Condition and Results of Operations based on the restated results of operations as described above.

Item 7.  Selected Consolidated Financial Data and Exhibits

The selected consolidated financial data for the years ended December 31, 2002, 2001, 2000, 1999, and 1998 have been derived from Sylvan’s consolidated financial statements.  The financial data should be read in conjunction with the consolidated financial statements and notes thereto.

The Company consummated several significant purchase business combinations in the five-year period ended December 31, 2002. These business combinations affect the comparability of the amounts presented. Additionally, the accompanying financial data has been restated to reflect the net assets of the disposal groups of the K-12 education business units, Aspect, Prometric and PACE as the respective assets and liabilities related to discontinued operations. The following data should be read in conjunction with Notes 3 and 5 to the consolidated financial statements.

Exhibits

Exhibit Number	Description
23.01	Consent of Ernst & Young LLP with respect to consolidated financial statements of Sylvan Learning Systems, Inc.
23.02	Consent of PricewaterhouseCoopers LLP with respect to consolidated financial statements of Chancery Software Ltd.
99.1	Certification of Douglas L. Becker pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.
99.2	Certification of Sean R. Creamer pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.
99.3	Report of Independent Accountants of PricewaterhouseCoopers LLP with respect to the consolidated financial statements of Chancery Software Ltd.

SIGNATURES

Pursuant to the requirements of Section 13 of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized on June 9, 2003.

SYLVAN LEARNING SYSTEMS, INC.
(Registrant)

By:	/s/ Sean R. Creamer
Name: Sean R. Creamer
Title: Senior Vice President and Chief Financial Officer

	Year ended December 31,
	2002(1) (2) (3) (4)	2001(5)	2000(6) (7)	1999(8) (9) (10)	1998(11)
	(in thousands, except per share amounts)
Statements of Operations Data:
Revenues
Core operating segments	$384,741	$300,266	$147,433	$119,937	$52,533
Sylvan Ventures	645	—	—	—	—
Total Revenues	385,386	300,266	147,433	119,937	52,533

Costs and expenses
Direct costs:
Core operating segments	345,624	264,694	132,240	91,906	34,455
Sylvan Ventures	2,592	—	—	—	—
General and administrative expenses:
Core operating segments	21,318	22,003	20,306	26,855	15,530
Sylvan Ventures	4,804	9,211	5,473	—	—

Loss on assets sold	20,244	—	—	—	—
Transaction costs related to pooling of interests	—	—	—	—	3,245
Restructuring and asset impairment charges	—	—	—	899	—
Total costs and expenses	394,582	295,908	158,019	119,660	53,230

Operating income (loss)	(9,196)	4,358	(10,586)	277	(697)

Other income (expense)
Investment and other income	6,574	11,646	20,380	1,225	3,983
Interest expense	(8,382)	(9,177)	(6,919)	(3,707)	(237)
Sylvan Ventures investment income (losses)	(2,308)	22,131	(11,441)	—	—
Loss on investments	(8,343)	(14,231)	—	—	—

Equity in net income (loss) of affiliates:
Sylvan Ventures	(5,595)	(52,374)	(21,222)	—	—
Other	131	(501)	(981)	(2,356)	(3,402)
	(5,464)	(52,875)	(22,203)	(2,356)	(3,402)

Minority interest in consolidated subsidiaries:
Sylvan Ventures	2,057	2,590	9,133	—	—
Other	(6,881)	(7,599)	(1,674)	(319)	—
	(4,824)	(5,009)	7,459	(319)	—
Loss from continuing operations before income taxes and cumulative effect of change in accounting principle	(31,943)	(43,157)	(23,310)	(4,880)	(353)
Income tax benefit	15,040	18,798	15,736	5,127	3,943
Income (loss) from continuing operations before cumulative effect of change in accounting principle	$(16,903)	$(24,359)	$(7,574)	$247	$3,590

Income (loss) from continuing operations per share, basic	$(0.42)	$(0.64)	$(0.17)	$0.00	$0.07
Income (loss) from continuing operations per share, diluted	$(0.42)	$(0.64)	$(0.17)	$0.00	$0.07

Balance Sheet Data:
Cash and cash equivalents	$98,618	$95,353	$112,482	$16,073	$27,606
Available-for-sale securities	22,546	60,091	202,077	10,890	6,108
Net working capital	106,328	156,520	190,688	284,311	24,485
Intangible assets and deferred costs, net	236,444	251,402	236,364	157,918	90,038
Net assets of discontinued operations	129,217	118,243	109,733	368,931	383,896
Total assets	965,374	909,191	1,016,963	764,625	602,410
Long-term debt, including current portion, due to shareholders and other long term liabilities	200,174	148,716	197,959	185,436	61,691
Stockholders’ equity	485,928	545,855	553,263	474,093	488,833

(1)                                  On March 10, 2003, the Company announced that it would sell the operations comprising its K-12 education business units which include the Learning Centers and Education Solutions which were formerly part of the K-12 business segment and the Connections Academy and eSylvan businesses which were formerly part of the Sylvan Ventures business segment.  The Company’s consolidated statements of operations were restated to reflect the results of operations of the K-12 business units as discontinued operations. Therefore, the operations of these disposal groups are not presented on this table.

(2)                                  The following material acquisitions were completed during the year ended December 31, 2002.  The Company’s 2002 results of continuing operations include the results of the acquired companies from the effective date of the acquisitions through December 31, 2002.

•                  On February 1, 2002, Sylvan Ventures exercised its option to acquire an additional 10% ownership of common stock in Walden E-Learning, Inc. (“Walden”) for $8.0 million, increasing its ownership percentage in Walden to 51%.  Prior to the exercise of its option, Sylvan Ventures had acquired a 41% stake in Walden for $32.8 million in February 2001.  The transactions have been accounted for as a step acquisition with a total purchase price of $39.9 million after subtracting previously recorded equity in net losses. The purchase price was allocated to acquired assets of $57.4 million and assumed liabilities of $17.5 million.  The operating results of Walden are included as part of the Online operating segment.

•                  On March 1, 2002, the Company acquired for cash all of the outstanding common stock of Hedleton, B.V., which owns all of the capital stock of Escuela Superior De Alta Gestion De Hotel, S.A. (“Marbella”), a private for-profit university located in Marbella, Spain. The purchase price for the outstanding common stock totaled approximately $6.7 million, including acquisition costs of $0.5 million. The purchase price was allocated to acquired assets of $9.3 and assumed liabilities of $2.6 million.

•                  Effective August 1, 2002, the Company acquired all of the outstanding common stock of the Glion Group, S.A., the parent company of Glion Hotel School, S.A. (“Glion”), a leading hotel management school in Switzerland. The initial cash purchase price totaled approximately $16.9 million, including acquisition costs of $1.4 million.  Additionally, the Company is required to make payments of $2.0 million and $3.4 million on August 30, 2003 and August 30, 2004, respectively.  The purchase agreement includes a provision for a possible reduction in the purchase price of up to $1.5 million based on the working capital of Glion at the acquisition date. The purchase price was allocated to acquired assets of $58.3 and assumed liabilities of $41.4 million.

•                  In November 2002, Sylvan Ventures completed its acquisition of substantially all the assets and certain liabilities of the National Technological University (“NTU”) and Stratys Learning Solutions, Inc. (the holding company of NTU) for cash payments of $7.5 million and a promissory note payable of $7.5 million due in 2007. The purchase price was allocated to acquired assets of $21.4 and assumed liabilities of $6.4 million.   The operating results of NTU are included as part of the Online operating segment.

(3)                                  The Company recognized a net realized investment loss of $10.6 million in 2002, comprised of $8.3 million of losses from investments unrelated to Sylvan Ventures and $2.3 million of investment losses from investments by Sylvan Ventures.  The most significant transaction giving rise to these losses is attributable to the Frontline Group investment. The Company recorded a loss of $7.4 million related to the write-off of its investment in and advances to the Frontline Group.  This investment write-off was a result of challenges facing the corporate training industry in general, and Frontline Group specifically. The Company originally accepted shares of common stock in Frontline Group in 1999 as consideration for the sale of the PACE business unit.

(4)                                  During 2002, the Company recorded a $3.5 million charge related to the write-off of previously deferred costs of a terminated initial public offering of the Campus Based operating segment and one terminated Campus Based acquisition. These charges are included in core operating costs. In addition, during 2002, the Company sold the portion of its English Language Instruction segment that is located in Spain (“WSI Spain”).  As a result of the sale, the Company recognized a loss on assets sold of $20.2 million.

(5)                                  The Company recognized a net realized investment gain of $7.9 million in 2001, comprised of $14.2 million of losses from investments unrelated to Sylvan Ventures and gains of $22.1 million resulting from Sylvan Ventures transactions. The most significant transactions giving rise to this net gain are described below.

•                  On September 11, 2001 Sylvan Ventures recognized an investment gain of $24.7 million upon the sale of its 42% stake in Classwell Learning Group, Inc. for total cash proceeds of $31.8 million.

•                  On June 15, 2001, Caliber Learning Network, Inc. (“Caliber”) filed for Chapter 11 bankruptcy protection.  The Sylvan Ventures investment in Caliber of $2.9 million was reduced to $0 upon recording its allocable share of losses related to Caliber prior to the bankruptcy proceedings, which is included in equity in net loss of affiliates.  Additionally, the Company recorded a loss on investment of $14.2 million.  This loss consists of bad debt expense for notes receivable from and advances to Caliber of $7.5 million as well as the accrual of a $6.7 million estimated liability relating to the Company’s guarantee of certain non-cancelable Caliber lease obligations and other Caliber related liabilities incurred by the Company.

(6)                                  The following material acquisitions were completed during the year ended December 31, 2000.  The Company’s 2000 results of continuing operations include the results of the acquired companies from the effective date of the acquisitions through December 31, 2000.

•                  Effective June 30, 2000, the Company acquired for cash the controlling interests in Gesthotel, S.A. which owns and operates Les Roches.  The purchase price totaled $12.3 million and was allocated to acquired assets totaling $32.4 million and assumed liabilities totaling $20.1 million.

•                  Effective November 24, 2000, the Company acquired for cash the controlling interests in Planeacion de Sistemas, S.A. which controls and operates Universidad del Valle de Mexico (“UVM”).   The purchase price totaled $49.9 million and was allocated to acquired assets totaling $67.7 million and assumed liabilities totaling $17.8 million. Contingent consideration is also payable to the sellers if specified levels of earnings before interest and taxes are achieved in 2002.  Consideration of $0.5 million based on the attainment of these earnings levels was paid to the sellers and recorded as additional goodwill in 2002.

•                  Effective December 12, 2000, the Company acquired for cash the controlling interests in Desarollo del Conocimiento S.A., a holding company that controls and operates Universidad de Las Americas (“UDLA”) .   The purchase price totaled $26.0 million, including acquisition costs of $1.7 million,  $13.0 million of which was paid in 2001 after finalization of UDLA’s 2000 operating results.  The purchase price was allocated to acquired assets totaling $34.8 million and assumed liabilities totaling $8.8 million.

(7)                                  The Company recognized realized investment losses of $11.4 million in 2000.  The most significant transactions giving rise to these losses are described below.

•                  In 2000, Sylvan Ventures incurred a $3.0 million realized loss upon the disposal of its $4.9 million investment in the common stock of ZapMe! Corporation for cash proceeds of $1.9 million.

•                  Sylvan Ventures also recorded realized investment losses of $8.4 million in 2000 based on an assessment that two investments were permanently impaired due to a significant deterioration in operating results and concerns regarding the ability of these companies to successfully implement their business plan.

(8)                                  The following material acquisitions were completed during the year ended December 31, 1999.  The Company’s 1999 results of operations include the results of the acquired companies from the effective date of the acquisitions through December 31, 1999.

•                  On April 1, 1999, the Company acquired a controlling interest in Universidad Europea de Madrid (“UEM”) for cash of $29.2 million.

•                  The Company acquired 23 WSI franchise businesses for a total purchase price of $65.8 million.

(9)                                  During 1999, the Company recognized restructuring costs of $0.9 million related to continuing operations. Additionally, the Company recognized significant non-recurring operating charges related to continuing operations during the fourth quarter of 1999, which totaled $5.7 million, of which $2.7 million is included in direct costs and $3.0 million is included in core operating general and administrative expenses above.  These charges were principally related to asset impairment charges, which resulted from management’s focus on simplification of the business model and a return to the core business strengths.

(10)                            In 1999, $3.2 million of expenses were recognized related to a pooling-of-interest acquisition, such as legal, accounting and advisory fees.

(11)                            On January 1, 1998, the Company acquired Canter for an initial purchase price of $25.0 million.  Additional consideration of $48.8 million has been paid upon Canter’s achievement of certain targets. The acquisition was accounted for as a purchase. The Company’s 1998 results of continuing operations include the results of Canter from January 1, 1998 through December 31, 1998.

Item 7.  Management’s Discussion and Analysis of Financial Condition and Results of Operations

The statements contained herein include forward-looking statements.  Forward-looking statements include information about possible or assumed results of operations, business strategies, financing plans, competitive position and potential growth opportunities.  Forward-looking statements include all statements that are not historical facts and are generally accompanied by words such as “may,” “will,” “intend,” “anticipate,” “believe,” “estimate,” “expect,” “should” or similar expressions.  These statements also relate to the Company’s contingent payment obligations relating to acquisitions, future capital requirements, potential acquisitions and the Company’s future development plans and are based on current expectations.  Forward-looking statements involve various risks, uncertainties and assumptions.  The Company’s actual results may differ materially from those expressed in these forward-looking statements.

Future events and actual results could differ materially from those set forth in the forward-looking statements as a result of many factors.  These factors may include, without limitation: the Company’s ability to continue to make acquisitions and to successfully integrate and operate acquired businesses; changes in student enrollment; the development and expansion of the franchise system and the effect of new technology applications in the educational services industry; failure to maintain or renew required regulatory approvals, accreditations or authorizations; the Company’s ability to effectively manage business growth; possible increased competition from other educational service providers; the effect on the business and results of operations of fluctuations in the value of foreign currencies; and the many risks associated with the operation of an increasingly global business, including complex legal structures, foreign currency, legal, tax and economic risks and the risk of changes in the business climates in the markets where the Company operates.  These forward-looking statements are based on estimates, projections, beliefs and assumptions of management and speak only as of the date made and are not guarantees of future performance.

Overview

Pending Sale of Business Units

Sylvan Learning Systems, Inc. and subsidiaries (the “Company” or “Sylvan”) is a leading international provider of post-secondary educational services. On March 10, 2003 the Company announced that it would sell the operations comprising its K-12 education business units (“K-12 segment”) and committed to a plan to sell certain investments in Sylvan Ventures that are not strategic to its post-secondary education business in a transaction more fully described below.  In connection with this announcement, the Company realigned its business segments.  The Company provides educational services through three separate business segments: a campus-based university segment (“Campus Based”), an online university segment (“Online”), and Sylvan Ventures.  The Campus Based segment owns or maintains controlling interests in six private universities located in Spain, Switzerland, Mexico, Chile and France and also includes the non-Spain operations of Wall Street Institute (“WSI”), a European-based franchiser and operator of learning centers that teach the English language in the post-secondary market.  The Online segment provides professional development and graduate degree programs to teachers through Canter and Associates. Online also includes the operations of Walden E-Learning, Inc. (“Walden”) and National Technological University (“NTU”), which were previously reported as part of Sylvan Ventures. The Sylvan Ventures segment includes investments in certain education technology companies and consolidates the operations of EdVerify (“EdVerify”), Inc. and Educational Satellite Services, Inc. (“ESS”), majority-owned subsidiaries.  The Company plans to dispose of all remaining investments of the Sylvan Ventures segment, including EdVerify and ESS.

On March 10, 2003, the Company and Educate, Inc., a company newly formed by Apollo Management, L.P., (“Apollo”) executed an Asset Purchase Agreement that provides for the acquisition by Educate, Inc. of substantially all of the Company’s K-12 education business units, including eSylvan, Inc. and Connections Academy, Inc., which are investments held by Sylvan Ventures.  The consideration for the sale of the assets comprising the K-12 business units will consist of the following at closing:

•                  Cash of $112.0 million to $117.0 million, plus an amount equal to the difference between $72.5 million and the conversion value of the convertible debentures issued by the Company and surrendered by Apollo at closing, less any accrued and unpaid interest on the debentures, plus deferred payments of approximately $3.0 million;

•                  A subordinated note in the amount of $55.0 million, bearing interest at 12% per annum and maturing in 2009;

•                  The surrender of convertible debentures issued by the Company with a conversion value of up to $72.5 million;

•                  The assumption of trade accounts payable of the K-12 business units, and other specified liabilities of the K-12 business units;

•                  Apollo’s 25% preferred interest in Sylvan Ventures.

Additionally, the proceeds received by the Company are subject to post closing adjustments for specified changes in working capital from the date of the agreement to the closing date.  The Company is also entitled to up to $10.0 million of additional consideration if certain operations of Connections Academy exceed specified levels of earnings prior to December 31, 2007.  The transaction will result in the elimination of various consent and governance rights that had been held by Apollo.  Apollo’s representation on the Company’s Board of Directors will be reduced from two board seats to one.

In a separate transaction, Sylvan acquired the remaining membership interests in Sylvan Ventures not owned by Sylvan or Apollo for consideration of 581,000 shares of Sylvan common stock, which is restricted from sale for three years. These membership interests were held by investment companies that are partially owned by certain executive management of the Company.  Additionally, all membership profit interests in Sylvan Ventures have been eliminated.  Upon completion of these acquisitions and the sale of the K-12 business units, the Company will own all of the membership interests of Sylvan Ventures LLC. The Sylvan Ventures investments that are non-strategic to the post-secondary business are now held for sale. The remaining investments of Sylvan Ventures will include the consolidated investments in Walden and NTU, which will be managed and reported within the Online segment, and a $2.4 million note receivable that will mature over the next two years.

The Company, after the sale of substantially all of its K-12 business units, will hold for sale its remaining K-12 assets, consisting of the Company’s Sylvan Learning Center operations in the United Kingdom and France.  The Company expects to sell these two operations, principally for contingent amounts of future consideration, by December 31, 2003.

The transactions were negotiated and approved by a committee of Sylvan’s Board of Directors composed solely of independent directors.  Credit Suisse First Boston LLC and U.S. Bancorp Piper Jaffray, Inc. were financial advisors to the committee of independent directors.  The Apollo transaction is subject to legal and regulatory approvals and is expected to close on or before June 30, 2003.

As a result of these expected transactions, the Company estimates that it will record a yet to be determined gain from the disposition of its K-12 business units upon closing of the sale to Educate, Inc.  (expected to be in the second quarter of 2003), representing the difference between the carrying value of the net assets sold (approximately $111 million at March 31, 2003) and net proceeds upon sale.

The operations of the Company’s disposal groups comprising its K-12 business units have been classified as discontinued operations in the consolidated financial statements. Because the operations and cash flows of these groups will be eliminated from the ongoing operations of the Company as a result of the disposal transactions, and because the Company will not have any significant continuing involvement in the held for sale operations after the disposal transactions, the results of operations of these businesses are reported for all periods as a separate component of income, net of income taxes.

These transactions present a number of risks and uncertainties, including the possibility that the transactions will not be completed due to legal, regulatory or other reasons.  If these transactions are completed, the Company’s overall business will be significantly smaller and will consist exclusively of the Campus Based and Online university business.  Following completion of these transactions, most of the Company’s business operations will be in foreign countries, which increases the potentially negative effects on the Company of the many risks of doing business in foreign countries.

Stock Option Modification in the Second Quarter of 2003

Certain employees of the Company’s Campus Based University segment previously were granted options to acquire common stock of the holding company subsidiary comprising the Campus Based segment. Due to the restructuring of the Company’s operations resulting from the sale of the K-12 business units and non-strategic Sylvan Ventures assets, the Company on April 1, 2003 negotiated an agreement with these employees holding stock options to acquire common stock of the subsidiary that provides for the exchange of these stock options for stock options to acquire common stock of Sylvan. The result of the exchange of options did not increase the aggregate intrinsic value of the options or reduce the ratio of the exercise price per share of the options to the per share fair value of common stock on the date of exchange, as determined by these independent members of the Board of Directors advised by independent valuation experts. The exchange was accounted for as a modification of granted stock options, and the Company will record a non-cash charge of $24.0 million over the remaining vesting period of the options.

In connection with the sale of the K-12 Education business, each unexpired and unexercised outstanding option to purchase shares of the Company’s common stock held by employees who will be employed by Educate, Inc. will continue to vest for a period of twelve months following the closing of the transaction and will be exercisable for twenty-four months following the closing. This will be accounted for as a modification of granted stock options, resulting in a new measurement date.  The modification will result in non-cash compensation expense in an amount equal to the intrinsic value of such options at the date of closing of the sale of Educate, Inc. This expense will be included in the Company’s results from discontinued operations.

Critical Accounting Policies and Estimates

The Company’s accounting policies are more fully described in Note 2 of Notes to Consolidated Financial Statements.  As disclosed in Note 1 of Notes to Consolidated Financial Statements, the preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions about future events that affect the amounts reported in the financial statements and accompanying notes.  Future events and their effects cannot be determined with absolute certainty.  Therefore, the determination of estimates requires the exercise of judgment.  Actual results inevitably will differ from those estimates, and such differences may be material to the financial statements.  The Company believes the following key accounting policies affect its more significant judgments and estimates used in the preparation of its consolidated financial statements and are critical to its business operations and the understanding of its results of operations.

Revenue Recognition.  Revenue from the sale of educational products is generally recognized when shipped.  Revenue from educational services are recognized in the period services are provided.  As the Company continues to integrate educational product and service businesses, the resulting business structure may impact the revenue recognition of product sales to affiliated educational service providers.

Educational services provided by the Company include results-oriented English language instruction modules that are based on desired proficiency levels.  The related revenue is recognized ratably over the estimated period required to complete the modules, which ranges from 8 months to 11 months, depending on the location that the services are provided. The Company estimates the period of instruction based on an analysis of actual historical activity by location.  If the historical data the Company uses to calculate these estimates does not properly reflect future usage, revenue recognized by the Company may be negatively impacted.  Additionally, if usage trends change over time, the Company may have significant fluctuations in recognized revenues in the future.

Goodwill and Other Intangible Assets.  During each of the years presented, the Company acquired certain businesses accounted for using the purchase method of accounting.  A portion of the purchase prices for these businesses was allocated to identifiable tangible and intangible assets and assumed liabilities based on estimated fair values at the dates of acquisitions.  Any excess purchase price was allocated to goodwill.  This goodwill and other indefinite-lived intangibles are evaluated at least annually for impairment by comparison of the carrying amounts of the respective reporting units to their implied fair value determined by discounting estimated future cash flows expected from the reporting units.

Other intangible assets include acquired student rosters, accreditation, non-competition agreements and curriculum. The assumptions used to calculate the fair value of these identified intangible assets included estimates of future operating results and cash flows, as well as discount rates based on specifically identified risks for each acquisition and assumptions about the weighted average cost of capital for each acquisition.  The assigned useful lives, which range from 4 to 30 years, are based upon estimated matriculation rates and other factors.

If the Company used different assumptions and estimates in the calculation of the fair value of identified intangible assets and the estimation of the related useful lives, the amounts allocated to these assets, as well as the related amortization expense, could have been significantly different than the amounts recorded.

In assessing the recoverability of the Company’s goodwill and other intangible assets, the Company must make assumptions regarding estimated future cash flows and other factors to determine the fair value of the respective assets.  If these estimates or their related assumptions change in the future, the Company may be required to record impairment charges for these assets not previously recorded.  In 2002, the Company adopted Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, which required the Company to analyze its goodwill for impairment upon adoption.  As a result, the Company recorded a non-cash charge of $78.6 million, net of income tax benefit of $7.7 million, which is included as a cumulative effect of a change in accounting principle in the consolidated statements of operations.

Investment in Affiliated Companies and Other Investments.  The Company holds minority interests in companies having operations or technology in areas within its strategic focus, some of which are non-publicly traded companies whose value is difficult to determine.  At December 31, 2002 these investments had a carrying value of approximately $21.1 million.  The Company records an investment impairment charge when it believes an investment has experienced a decline in value that is other than temporary.  Adverse changes in market conditions or poor operating results of underlying investments may require management to make subjective judgments about the recoverability of its investments.  Due to the inherent subjectivity of the valuation of minority investments in companies without readily ascertainable fair values, it is reasonably possible that events or circumstances could change in the near term and thereby change management’s estimates of the recoverability of its investments.  On March 10, 2003, the Company announced its intention to sell assets non-strategic to its post-secondary business and recorded a loss on Sylvan Ventures investments held for sale of $8.3 million, primarily representing the book value of Sylvan Ventures cost basis investments in iLearning ($0.3 million) and ClubMom ($7.6 million). In addition in the first quarter of 2003, Sylvan Ventures wrote down the balance in its equity method investment in Chancery through a charge to equity in net loss of affiliates.  Sylvan Ventures also recorded an operating loss of $0.2 million related to the write-off of the net assets of the consolidated investment in EdVerify.  These investments are being marketed to a single buyer and are expected to be sold by June 30, 2003 for principally contingent consideration.

Income Taxes.  The Company earns a significant portion of its income from subsidiaries located in countries outside of the United States.  At December 31, 2002, undistributed earnings of foreign subsidiaries totaled approximately $337.3 million.  Deferred tax liabilities have not been recognized for these undistributed earnings because it is management’s intention to reinvest such undistributed earnings outside of the United States.  APB Opinion No. 23, Accounting for Income Taxes – Special Areas, requires that a company evaluate its circumstances to determine whether or not there is sufficient evidence to support the assertion that it has or will reinvest undistributed foreign earnings indefinitely.

The Company’s assertion that earnings from its foreign operations will be permanently reinvested is supported by projected working capital and long-term capital needs in each subsidiary location in which the earnings are generated.  Additionally, the Company believes that it has the ability to permanently reinvest foreign earnings based on a review of projected cash flows from domestic operations, projected working capital and liquidity for both short-term and long-term domestic needs, and the expected availability of debt or equity markets to provide funds for those domestic needs.

If circumstances change and it becomes apparent that some or all of the undistributed earnings of the Company’s foreign subsidiaries will be remitted in the foreseeable future, the Company will be required to recognize deferred tax liabilities on those amounts.  As of December 31, 2002, if all undistributed earnings had been remitted to the United States, the amount of incremental U.S. federal income tax liabilities, net of foreign tax credits, would have been approximately $104.6 million, of which $84.4 million related to discontinued operations.

The Company has generated significant deferred tax assets, primarily as a result of its equity in the net losses of affiliated companies.  The Company records a valuation allowance to reduce its deferred tax assets to the amount that it believes is more likely than not to be realized.  The primary factor used by the Company to determine the amount of valuation allowance needed to offset deferred tax assets related to these losses is that when realized, these capital losses may be carried back to offset the Company’s substantial prior year capital gains, subject to certain limitations.  The Company also has considered future taxable income and ongoing prudent and feasible tax planning strategies in assessing the amount of valuation allowance needed.  If the Company were to determine that it would not be able to realize all or part of its net deferred tax assets in the future, an adjustment to the deferred tax assets would be charged to income in the period such determination was made.  Likewise, should the Company determine that it would be able to realize its deferred tax assets in the future in excess of its net recorded amount, an adjustment to the deferred tax assets would increase income in the period such determination was made.

Accounts and Notes Receivable.  The Company’s accounts receivable consist primarily of installment payments due from parents and students for tuition at Wall Street Institute centers and universities; related fees that are payable over the course of payment plans of up to nine months; and amounts due from franchisees for franchise fees, franchise royalties and didactic material purchases.  Notes receivable consist primarily of loans to franchisees, which are generally collateralized.  The Company routinely makes estimates of the collectibility of its accounts and notes receivable. The Company maintains allowances for doubtful accounts for estimated losses resulting from the inability of its customers and franchisees to make required payments.  The Company estimates the amount of the required allowance by reviewing the status of past-due receivables and analyzing historical bad debt trends.  Actual collection experience has not varied significantly from estimates, due primarily to credit policies, collection experience, and a lack of concentration of accounts receivable.  If the financial condition of the Company’s customers and franchisees were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required.

Results of Operations

Revenues generated by Sylvan’s three continuing business segments are described as follows:

•                  Campus Based (formerly named International Universities) earns tuition and related fees paid by the students of Universidad Europea de Madrid (“UEM”), Universidad del Valle de Mexico (“UVM”), Universidad de Las Americas (“UDLA”), École Supérieure du Commerce Extérieur (“ESCE”) as well as students from Swiss Hotel Association Hotel Management School Les Roches (“Les Roches”), Escuela Superior De Alta Gestion De Hotel, S.A. (“Marbella”) and Glion Hotel School, S.A. (“Glion”) (collectively, “The Hospitality Group”), in addition to franchise royalties, Company-owned center revenues, didatic material sales and franchise sale fees related to WSI operations outside of Spain;

•                  Online earns revenues from instructional services that are provided through an online format, as well as other forms of distance learning; and

•                  Sylvan Ventures earns a small amount of revenues on satellite services provided to a number of universities.

•                  The Campus Based and Online segments, when presenting aggregated statements of operations data, are referred to as “core operating segments.”

In connection with the Company’s March 10, 2003 announcement that it would sell the operations comprising its K-12 education business units, the operations of the Company’s disposal groups comprising its K-12 business units are classified as discontinued operations for all periods presented.  Accordingly, the following discussion describes the results of the operations of only the Campus Based, Online and Sylvan Ventures business segments.

The following table sets forth the percentage relationships of the components of operating revenues for the Company’s three segments as well as income statement line items expressed as a percentage of total revenues for the years ended December 31:

	2002	2001	2000
Revenues:
Campus Based	79%	79%	58%
Online	19%	15%	25%
Sylvan Ventures	—	—	—
Other(1)	2%	6%	17%
Total revenues	100%	100%	100%
Direct costs:
Campus Based	70%	70%	56%
Online	17%	12%	20%
Sylvan Ventures	1%	—	—
Other(1)	2%	6%	14%
Total direct costs	90%	88%	90%
Core operating general and administrative expenses	6%	7%	14%
Sylvan Ventures general and administrative expenses	1%	3%	4%
Loss on assets sold	5%	—	—
Operating income	(2)%	1%	(7)%
Other non-operating income (loss)	(1)%	—%	14%
Interest expense	(2)%	(3)%	(5)%
Sylvan Ventures investment income (losses)	(1)%	7%	(8)%
Equity in loss of affiliates	(2)%	(17)%	(15)%
Minority interest	(1)%	(2)%	5%
Loss from continuing operations before taxes	(9)%	(14)%	(16)%
Tax benefit	4%	6%	11%
Loss from continuing operations before cumulative effect of change in accounting principle	(5)%	(8)%	(5)%
Income from discontinued operations, net of tax	1%	2%	1%
Gain (loss) on disposal of discontinued operations, net of income tax expense (benefit)	(1)%	—	211%
Loss before cumulative effect of change in accounting principle	(5)%	(6)%	(207)%
Cumulative effect of change in accounting principle, net of income tax benefit	(20)%	—	—
Net Loss	(25)%	(6)%	(207)%

(1) Other represents the results of operations of the English Language Instruction Spain business that was sold effective July 1, 2002.

The following comparisons of results of operations focus on the continuing operations of the Company.

Comparison of results for the year ended December 31, 2002 to results for the year ended December 31, 2001.

Revenues.  Total revenues increased by $85.1 million, or 28%, to $385.4 million for the year ended December 31, 2002 (the “2002 fiscal year”) from $300.3 million for the year ended December 31, 2001 (the “2001 fiscal year”).  This revenue increase was primarily driven by increases in tuition and enrollment at universities in the Campus Based segment.

Campus Based revenue for the 2002 fiscal year period increased by $67.1 million, or 28%, to $303.7 million compared to the 2001 fiscal year. This increase is primarily due to an increase in enrollments at UDLA, UVM, Les Roches and UEM. Additionally, revenue increased by $18.0 million due to the full year effect of the acquisition of the controlling interest in ESCE, which occurred in the fourth quarter of 2001 and the acquisitions of controlling interests in Marbella and Glion, which occurred in the first and third quarters of 2002, respectively. Non-Spain WSI revenues increased $6.0 million, primarily due to the full year effect of the acquisition of centers in Portugal in the third quarter of 2001 as well as an increase in revenues in Italy and Germany.  Campus Based operating revenue represents 79% of total revenues of the Company for the 2002 fiscal year.

Online revenue increased by $29.8 million, or 67%, to $74.1 million for the 2002 fiscal year compared to the 2001 fiscal year.  $21.7 million of the increase is due to the acquisitions of Walden in February 2002 and NTU in November 2002, respectively.  Canter teacher-training revenue increased by $9.2 million, or 22%, to $51.5 million during the 2002 fiscal year compared to the 2001 fiscal year.  Canter’s revenue increase was due to greater demand for its products, particularly the distance learning masters programs, which saw enrollments for the Spring 2003 semester increased by 17% to 12,800 students.  Sylvan Teacher Institute revenue decreased by $1.1 million, or 54%, to $0.9 million in the 2002 fiscal year compared to the 2001 fiscal year.  The decrease was due to the planned decrease in professional development workshops performed in the 2002 fiscal year compared to the 2001 fiscal year.  Online operating revenue represents 19% of total revenues of the Company for the year ended December 31, 2002.

Sylvan Ventures revenue increased to $0.7 million for the 2002 fiscal year.  The increase was attributable to EdVerify, Inc. and ESS, Inc revenues due to the consolidation of these acquisitions over the past six months.  Operating revenues for Sylvan Ventures represent less than 1% of the Company’s total revenues for 2002.

Other- English Language Instruction – Spain revenue decreased by $12.4 million, or 64%, to $7.0 million for the 2002 fiscal year compared to the 2001 fiscal year primarily due to the sale of WSI-Spain, effective July 1, 2002.  Additional operational factors in the period of Sylvan ownership reflected the result of lower tuition revenues in existing Company-owned centers, as well as decreased royalties and didactic material sales to franchises due to market oversaturation by English language instruction providers in Spain.

Direct Costs.   Total direct costs of revenues increased $83.5 million, or 32%, to $348.2 million for the 2002 fiscal year from $264.7 million for the 2001 fiscal year.  Excluding the impact of goodwill amortization in the 2001 fiscal year of $9.5 million, direct costs increased $93.1 million, or 36%, for the 2002 fiscal year.  Direct costs as a percentage of total revenues increased to 90% in the 2002 fiscal year from 88% in the 2001 fiscal year. Excluding the impact of goodwill amortization, direct costs as a percentage of revenues were 85% in the 2001 fiscal year.

Campus Based expenses increased by $59.4 million to $271.0 million, or 89% of Campus Based revenue for the 2002 fiscal year, compared to $211.6 million, or 89% of Campus Based revenue for the 2001 fiscal year. The increase in expenses reflects i) higher expenses, particularly labor and marketing expenses given the higher volume of enrollments and operating activities at the universities compared to the 2001 fiscal year, ii) the full year effect of the acquisition of the controlling interest in ESCE, which occurred in the fourth quarter of 2001 and the acquisitions of controlling interests in Marbella and Glion, which occurred in the first and third quarters of 2002, respectively, and iii) an increase in overhead costs, including staffing expenses, as a result of the increase in the university business. Included in the fiscal 2002 expenses was the write-off of $3.5 million of deferred costs related to the terminated initial public offering of the Campus Based segment and one terminated Campus Based university acquisition. Excluding these charges, Campus Based expenses represented 88% of Campus Based revenues for the 2002 fiscal year. The decrease in expenses as a percentage of revenue is primarily due to operating efficiencies achieved throughout the Campus Based segment, particularly at UDLA, UEM and UVM.

Online expenses increased by $30.1 million to $65.3 million, or 88% of Online revenue for the 2002 fiscal year, compared to $35.2 million, or 79% of Online revenue for the 2001 fiscal year.  $27.3 million of this increase was due to the acquisitions of Walden in February 2002 and NTU in November 2002.  Canter had a decrease in expenses as a percentage of revenue for the 2002 year primarily due to the adoption of Statement No. 142 in 2002, which discontinued the amortization of goodwill.  The amortization of goodwill related to the Canter acquisition was $3.1 million in the 2001 fiscal year.  This decrease in Canter’s expenses as a percentage of its revenue was partially offset by an increase in expenses as a percentage of revenue due to the inclusion of the operating results of OnlineLearning.net in the 2002 fiscal year.  The acquisitions of OnlineLearning.net, effective July 1, 2001, resulted in lower margin revenue for Canter in the fiscal 2002 year.

Sylvan Ventures operating expenses increased to $2.6 million in the 2002 fiscal year as a result of operating costs related to the acquisitions of EdVerify, Inc. and ESS, Inc.

Other - English Language Instruction-Spain expenses decreased by $8.5 million to $9.3 million for the 2002 fiscal year compared to $17.8 million for the 2001 fiscal year due to the sale of WSI Spain, effective July 1, 2002.

Other Expenses.  Core operating segment general and administrative expenses decreased by $0.7 million in the 2002 fiscal year compared to the 2001 fiscal year. The decrease was primarily due to increased leveraging of centralized costs and effective cost control efforts.  Core operating segment general and administrative expenses decreased to 6% of core operating segment revenues in the 2002 fiscal year, compared to 7% of revenues in the 2001 fiscal year, due to strong revenue expansion combined with cost controls.

Sylvan Ventures management costs decreased by $4.4 million to $4.8 million for the 2002 fiscal year compared to $9.2 million for the 2001 fiscal year. The decrease was due to significant reduction in labor, travel and consulting costs associated with the research, evaluation and acquisition of new investment opportunities as management shifted its focus towards managing and reinvesting solely in its current investment portfolio.

English Language Instruction – Spain - Loss on assets sold of $20.2 million represents the impairment of assets related to WSI Spain due to the Company’s decision to dispose of the business unit, and the lack of material consideration received upon sale.  The asset write-offs included franchise receivables, fixed assets and working capital amounts that the Company transferred to the buyer effective July 1, 2002.

Sylvan Ventures equity in net losses of affiliates decreased to $5.6 million for the 2002 fiscal year from $52.4 million for the 2001 fiscal year. These losses relate to Sylvan Ventures’ share of operating losses generated by the early stage enterprises in the investment portfolio not under Sylvan Ventures’ control.  This decrease was primarily due to Sylvan Ventures change in strategy to focus on managing its current investments rather than investing in new early stage enterprises, as well as the consolidation of Walden and EdVerify. The reduction in the number of early stage enterprises and the decision of certain portfolio companies to cease operations slowed the losses absorbed by Sylvan Ventures, as these companies initially generate significant losses.  Additionally, a number of the enterprises in which Sylvan Ventures invested throughout 2000 and 2001 have matured, and thus are generating reduced losses, relative to their earlier stages in the 2001 fiscal year.  The adoption of Statement No. 142 also resulted in Sylvan Ventures no longer amortizing goodwill associated with equity method investments.  The amortization of goodwill related to the Sylvan Ventures equity investments in the 2001 fiscal year was $8.9 million.

Sylvan Ventures incurred an investment loss on portfolio investments of $2.3 million in the 2002 fiscal year compared to investment income of $22.1 million in the 2001 fiscal year.  The gain in fiscal year 2001 of $24.7 million was generated by the sale of the Classwell investment in September 2001.  Minority interests’ share of Sylvan Ventures losses totaled $2.1 million and $2.6 million for the 2002 and 2001 fiscal years, respectively.

Investment losses totaled $8.3 million in the 2002 fiscal year compared to $14.2 million in the 2001 fiscal year. The 2002 fiscal year loss is primarily due to $7.4 million related to the write-off of the Company’s investment in and advances to the Frontline Group.  This investment write-off was a result of challenges facing the corporate training industry in general, and Frontline Group specifically. The Company originally accepted shares of common stock in Frontline Group as consideration for the sale of the PACE business unit in 1999.

The 2001 loss on investment was related to the Company’s investment in Caliber Learning Network, Inc. (“Caliber”).  Caliber filed for Chapter 11 bankruptcy protection on June 15, 2001. The Sylvan Ventures investment in Caliber of $2.9 million was reduced to $0 upon recording its allocable share of losses related to Caliber prior to the bankruptcy proceedings, which is included in Sylvan Ventures’ equity in net loss of affiliates.  Additionally, the Company recorded a loss on investment of $14.2 million in the 2001 fiscal year, consisting of bad debt expense for uncollected notes receivable and advances to Caliber of $7.5 million, as well as the accrual of a $6.7 million estimated liability relating to the Company’s guarantee of certain non-cancelable Caliber lease obligations and other Caliber related liabilities incurred by the Company.  In 2002, the Company recorded an additional $0.7 million of liabilities related to Caliber lease guarantees. Due to the uncertainties surrounding the bankruptcy proceedings and the ultimate settlement of Caliber’s lease and other liabilities, it is possible that the Company’s loss estimate may change prior to finalization.

Other non-operating items decreased by $2.9 million for the 2002 fiscal year compared to the 2001 fiscal year.  This decrease was attributable in part to a decrease in interest income of $4.2 million resulting from lower investment balances and a reduced interest rate environment, partially offset by a decrease in interest expense of $0.8 million and a decrease in equity in net loss of affiliates of $0.6 million.

Income Taxes. The Company’s effective income tax rate was 47% and 44% for the 2002 and 2001 fiscal years, respectively.  The effective income tax rate has increased from the 2001 fiscal year because the acquisition of profitable foreign subsidiaries has increased the net tax benefit on overall losses of the Company.  This reported effective income tax rate differs from the U.S. federal statutory tax rate due to the impact of state income taxes, minority interests and foreign income taxed at lower rates.

Cumulative Effect of Change in Accounting Principle.   As a result of adopting Statement No. 142 as of January 1, 2002 and performing the required transitional impairment tests, the Company recorded a non-cash charge of $78.6 million, net of income tax benefit of $7.7 million, which is included in cumulative effect of change in accounting principle in the consolidated statements of operations.  The impairment charge relates solely to the English Language Instruction business and consists principally of the write-down of goodwill related to WSI Spain, WSI Italy and WSI Brazil.

Comparison of results for the year ended December 31, 2001 to results for the year ended December 31, 2000.

Revenues.  Total revenues from continuing operations increased by $152.8 million, or 104% to $300.3 million for the year ended December 31, 2001 (“2001 fiscal year”) from $147.4 million for the year ended December 31, 2000 (“2000 fiscal year”).  Included in total revenues for the 2001 fiscal year were $150.9 million of revenues from Les Roches, UVM and UDLA, which were acquired in the third and fourth quarters of 2000.  Total revenues increased 14% excluding the increase due to the Les Roches, UVM and UDLA acquisitions.  This revenue increase was primarily driven by growth in the Online segment and acquisitions of WSI centers in the Campus Based segment.

Campus Based revenue increased by $151.2 million, or 177%, to $236.6 million for the 2001 fiscal year compared to the 2000 fiscal year.  Of this increase, $135.1 million was due to the full year effect of acquisitions of controlling interests of Les Roches, UVM and UDLA, which occurred in the third and fourth quarters of 2000 and the acquisition of the controlling interest in ESCE, which occurred in the fourth quarter of 2001.  Revenue at UEM increased $4.2 million, or 10%, to $48.4 million for the 2001 fiscal year compared to the 2000 fiscal year primarily due to increased enrollment, new program offerings and tuition increases.  Non-Spain WSI revenues increased $11.9 million, primarily due to the acquisition of centers in Italy, Portugal, Argentina and Brazil.  Operating revenue for Campus Based represents 79% of total revenues of the Company for the 2001 fiscal year

Online revenue increased by $7.5 million, or 20%, to $44.3 million for the 2001 fiscal year compared to the 2000 fiscal year.  Canter product license and service revenue increased $7.5 million, or 22%, to $42.2 million in the 2001 fiscal year from $34.7 million in the 2000 fiscal year.  The Canter revenue increase is due to the increased demand for the distance learning masters programs offered by Canter’s university customers.  Sylvan Teacher Institute revenue remained constant at $2.1 million for both the 2001 and the 2000 fiscal year. Operating revenue for Online represents 15% of total revenues of the Company for the 2001 fiscal year.

Other revenues from the English Language Instruction – Spain business decreased by $5.9 million, or 23%, to $19.4 million for the 2001 fiscal year compared to the 2000 fiscal year.  The decrease was primarily attributable to lower franchise sales and maturation of the market in Spain.  Operating revenue for English Language Instruction-Spain represents 6% of total revenues of the Company for the 2001 fiscal year.

Direct Costs.   Total direct costs of revenues increased by $132.5 million, or 100%, to $264.7 million for the 2001 fiscal year from $132.2 million for the 2000 fiscal year.  Included in direct costs in the 2001 fiscal year were $126.6 million of costs of Les Roches, UVM and UDLA, which were acquired in the third and fourth quarters of 2000.  Total direct costs increased $19.0 million, or 16%, excluding the costs related to Les Roches, UVM and UDLA. Direct costs as a percentage of total revenues decreased to 88% in the 2001 fiscal year from 90% in the 2000 fiscal year.

Campus Based expenses increased by $128.5 million to $211.6 million, or 89% of Campus Based revenue for the 2001 fiscal year, compared to $83.1 million, or 97% of Campus Based revenue for the 2000 fiscal year.  Expenses increased $114.2 million due to the full year effect of acquisitions of controlling interests of Les Roches, UVM and UDLA, which occurred in the third and fourth quarters of 2000 and the acquisition of the controlling interest in ESCE, which occurred in the fourth quarter of 2001.  Non-Spain WSI expenses increased $10.4 million primarily due to the acquisition of centers in Italy, Portugal, Argentina and Brazil.  The decrease in expenses as a percentage of revenue for the 2001 fiscal year was primarily due to improved operating margin performance at UEM, higher margins at Les Roches and UDLA, strong operating performance at UVM and management’s efforts to control divisional overhead costs while expanding the university network.

Online expenses increased by $6.1 million to $35.2 million, or 79% of Online revenue for the 2001 fiscal year, compared to $29.1 million, or 79% of Online revenue for the 2000 fiscal year.  Expenses as a percentage of revenue for the 2001 fiscal year remained constant compared to the 2000 fiscal year.

Other- English Language Instruction-Spain expenses decreased by $2.3 million to $17.8 million, or 92% of English Language Instruction-Spain revenue for the 2001 fiscal year, compared to $20.1 million, or 80% of English Language Instruction-Spain revenue in the 2000 fiscal year.  The decrease in operating expenses was primarily attributable to lower margin sales related to the maturation of the market in Spain.

Other Expenses.  Core operating segment general and administrative expenses increased by $1.7 million in the 2001 fiscal year compared to the 2000 fiscal year.  During the 2000 fiscal year, the Company continued to provide certain general and administrative services to Prometric and Aspect after the sale of these companies for a short transition period.  The increase in core operating segment general and administrative expenses was due to the decrease in the reimbursement of these administrative costs in 2001 and the additional costs of overseeing the international expansion of the Company.  Core operating segment general and administrative expenses as a percentage of revenues decreased to 7% in the 2001 fiscal year from 14% in the 2000 fiscal year due to cost controls and the strong revenue expansion in the 2001 fiscal year.

Sylvan Ventures' management costs increased to $9.2 million for the 2001 fiscal year compared to $5.5 million for the 2000 fiscal year. This increase was primarily due to a full year of management operations in the 2001 fiscal year versus only a half year in 2000.

Sylvan Ventures’ equity in net losses of affiliates increased by $31.2 million to $52.4 million for the 2001 fiscal year, compared to $21.2 million for the 2000 fiscal year.  This increase was the result of a full year of operations from a greater number of portfolio companies in the 2001 fiscal year as compared to the 2000 fiscal year.  These losses relate to Sylvan Ventures’ share of operating losses generated by the early stage enterprises in the investment portfolio and the amortization of the difference between the initial carrying amount of equity method investments and the underlying equity in net assets of these investments at the time of purchase.

Sylvan Ventures’ fiscal year 2001 investment income of $22.1 million consisted of the $24.7 million gain on the sale of its Classwell investment, partially offset by impairment charges related to portfolio investments.  For fiscal year 2000 the investment loss of $11.4 million consisted of realized losses pertaining to OnlineLearning.net, Inc. of $6.9 million, Zapme! Corporation of $3.0 million and Kawama, Inc. of $1.5 million.

The loss on investment in 2001 of 14.2 million was prompted by Caliber Learning Network, Inc.’s (“Caliber”) filing for Chapter 11 bankruptcy protection on June 15, 2001. The Sylvan Ventures investment in Caliber of $2.9 million was reduced to $0 upon recording its allocable share of losses related to Caliber prior to the bankruptcy proceedings, which is included in Sylvan Ventures’ equity in net loss of affiliates.  Additionally, the Company recorded a loss on investment of $14.2 million in the 2001 fiscal year.  This charge consists of bad debt expense for notes receivable and advances to Caliber of $7.5 million, as well as the accrual of a $6.7 million estimated liability relating to the Company’s guarantee of certain non-cancelable Caliber lease obligations and other Caliber related liabilities incurred by the Company.

Other non-operating items decreased by $16.4 million for the 2001 fiscal year compared to the 2000 fiscal year. This net decrease was primarily attributable to a decrease in interest income of $10.9 million, an increase in interest expense of $2.3 million and an increase in minority interest allocations of $5.9 million, partially offset by a $2.1 million decrease in foreign currency exchange loss.  The increased minority interest allocations were generated from strong operating performance of the universities in which the Campus Based segment maintains a controlling interest.  The decrease in the exchange losses was primarily due to a loss of $3.1 million incurred in the 2000 fiscal year on the settlement of a forward exchange contract acquired to protect against fluctuations in local currency prior to the UVM acquisition.

Income Taxes. The Company’s effective income tax rate was 44% and 68% for the 2001 and 2000 fiscal years, respectively.  The decrease in rate in the 2001 fiscal year is due to the recognition of foreign earnings, currently taxable in the U.S. This additional taxable income in the U.S., a relatively high-tax-jurisdiction, has decreased the net tax benefit on the overall losses of the Company.  This reported effective income tax rate differs from the U.S. federal statutory tax rate due to the impact of state income taxes, minority interests and foreign income taxed at lower rates.

Liquidity and Capital Resources

Condensed Statement of Cash Flows

Year Ended December 31, 2002

	Core Operating Segments	Sylvan Ventures	Consolidated
Operating activities
Net loss	$(64,239)	$(31,704)	$(95,943)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Cumulative pre-tax effect of change in accounting principle	86,334	—	86,334
Depreciation and amortization	28,876	2,161	31,037
Loss on investments	19,827	2,308	22,135
Loss on assets sold	20,244	—	20,244
Other non-cash items	2,388	575	2,963
Changes in working capital	12,446	1,909	14,355
Net cash provided by (used in) operating activities	105,876	(24,751)	81,125

Investing activities
Purchases of property and equipment	(68,804)	(951)	(69,755)
Change in investments in affiliates and other investments	1,163	(5,280)	(4,117)
Cash paid for acquired businesses, net of cash received	(39,480)	(16,727)	(56,207)
Other investing activities, net	22,211	10,360	32,571
Net cash used in investing activities	(84,910)	(12,598)	(97,508)

Financing activities
Net cash received from (distributed to) minority members of Sylvan Ventures	5,000	(1,575)	3,425
Intercompany funding	(43,329)	43,329	—
Other financing activities, net	20,487	(2,115)	18,372
Net cash provided by (used in) financing activities	(17,842)	39,639	21,797

Effect of exchange rate changes on cash	(2,923)	—	(2,923)
Net increase in cash and cash equivalents	201	2,290	2,491

Cash and cash equivalents at beginning of year	101,877	317	102,194
Cash and cash equivalents at end of year	$102,078	$2,607	$104,685

During 2002, cash provided by operations was $81.1 million, net of cash used by operations of Sylvan Ventures of $24.8 million.  This compares to cash used in operations of $45.4 million in the 2001 fiscal year, of which $30.5 million was used by Sylvan Ventures.  The reported net loss of $95.9 million included significant non-cash elements such as the cumulative effect of change in accounting principle of $86.3 million, equity in loss of affiliates, primarily due to Sylvan Ventures, of $5.5 million, depreciation and amortization charges of $31.0 million, net loss on sale of investments of $22.1 million ($19.8 million – Core Operating Segments; $2.3 million – Sylvan Ventures) and minority interest of $4.8 million ($6.9 million – Core Operating Segments; $(2.1) million – Sylvan Ventures).  Working capital increased liquidity by $14.4 million, including $1.9 million contributed by Sylvan Ventures during the 2002 fiscal year.  The working capital increase consisted primarily of increases in accounts payable and deferred revenue.

Cash used by investing activities was $97.5 million in the 2002 fiscal year, including cash used by Sylvan Ventures of $12.6 million.  This compares to cash provided by investing activities of $0.5 million, net of cash used by Sylvan Ventures of $29.3 million in the 2001 fiscal year. The 2002 investment activity was primarily the result of net proceeds from the sale of available-for-sale securities of $37.3 million offset by cash paid related to acquisitions of $56.2 million, purchases of property, plant and equipment of $69.8 million, increases in investments of $4.1 million and expenditures for deferred contract costs and increases in other long-term assets of $4.7 million.  The investing proceeds received in the 2001 fiscal year related primarily to net proceeds from the sale of available-for-sale securities of  $142.7 million, partially offset by cash paid related to acquisitions of  $60.5 million, increases in investments related primarily to Sylvan Ventures of  $19.1 million, purchases of property, plant and equipment of $55.8 million and expenditures for deferred contract costs of $3.6 million. At

December 31, 2002, the Company has accrued obligations payable in cash of $18.3 million related to contingent consideration for certain prior acquisitions, of which $8.8 million is expected to be paid in 2003.

Cash provided by financing activities was $21.8 million in the 2002 fiscal year, including $3.7 million of cash used in financing activities related to Sylvan Ventures, excluding intercompany funding.  The 2002 financing activity related primarily to net capital contributions from minority interest members of $3.4 million, proceeds from the exercise of options of  $14.7 million and decreases in other long-term liabilities of $2.0 million.  Cash provided by financing activities was $30.7 million in the 2001 fiscal year, including $23.2 million of cash provided by Sylvan Ventures. The 2001 fiscal year investing activity related primarily to capital contributions from the minority interest members of Sylvan Ventures of $23.2 million and proceeds from the exercise of options of  $16.9 million, partially offset by net repayment of debt of  $11.1 million.

The Company anticipates that cash flow from operations, available cash and existing credit facilities will be sufficient to meet its operating requirements, including expansion of its existing business, funding Campus Based university acquisitions, payment of contingent consideration and additional funding of approximately $7.5 million to NTU.  Sylvan Ventures has outstanding commitments to provide additional funding of approximately $2.6 million to certain portfolio companies. The Company continues to examine opportunities in the educational services industry for potential synergistic acquisitions. Costs incurred in connection with potential acquisitions and greenfield projects, $0.7 million at December 31, 2002, are capitalized.  These costs become part of the purchase price when the acquisition is completed or are expensed when the potential acquisition is determined to not be viable.

Commitments and Contingent Matters

The following tables reflect the Company’s contractual obligations and other commercial commitments as of December 31, 2002 (amounts in thousands):

	Payments Due by Period
Contractual Obligations	Total	2003	2004-2005	2006-2007	2008 and after
Long-term debt	$165,421	$11,365	$14,107	$6,764	$133,185
Long-term debt of discontinued operations	(684)	(171)	(330)	(80)	(103)
Operating leases	200,348	31,985	57,332	44,372	66,659
Operating leases of discontinued operations	(37,195)	(11,664)	(17,006)	(7,805)	(720)
Due to shareholders	18,340	8,802	2,038	7,500	—
Total contractual cash obligations of continuing operations	$346,230	$40,317	$56,141	$50,751	$199,021

Other Commercial	Total Amounts	Amount of Commitment Expiration Per Period
Commitments	Committed	2003	2004-2005	2006-2007	2008 and after
Lines of credit	$100,000	$100,000	$—	—	—
Guarantees	2,396	912	1,484	—	—
Guarantees of discontinued operations	(1,265)	(612)	(653)	—	—
Standby letters of credit	1,258	—	1,258	—	—
Total commercial commitments of continuing operations	$102,389	$100,300	$2,089	—	—

In connection with certain acquisitions, variable amounts of contingent consideration are payable to the seller based upon specified terms.  All existing contingent consideration agreements are predicated upon improved operating profitability of the acquired entities and utilize multiples consistent with those used to calculate the initial purchase price.  The Company will record the contingent consideration when the contingencies are resolved and the additional consideration becomes payable.

Variable amounts of contingent consideration are payable to the seller of UDLA in 2006 and 2007 if specified levels of earnings are achieved in 2004, 2005 and 2006. The Company is currently in negotiations with the sellers of Les Roches to determine the amount of contingent consideration, if any, that will be due based on the adjusted 2002 operating results, as set out in the share purchase agreement. Per the share purchase agreement, maximum amount of additional consideration to be earned is $3.5 million.  In connection with the acquisition of NTU, there is contingent consideration payable to the sellers for a minimum of $2.0 million and a maximum of $3.0 million if NTU is sold or is involved in an initial public offering where the value of NTU exceeds $200.0 million.

The Company has entered into agreements with certain franchisees of Wall Street Institute that allow the franchisees to require the Company to repurchase the centers in the future at a predetermined multiple of operating results upon the achievement of specified operating thresholds.  The Company does not believe that these commitments, if ultimately triggered by future events, would materially affect its liquidity.

The Company has guaranteed the bank loans of certain franchisees.  These loans primarily represent the financing of programs and other purchased instructional materials.  Of the $1.8 million of available credit under these loans, the outstanding balance was $0.6 million at December 31, 2002.  This guarantee will be assumed by Educate, Inc. when the sale of the K-12 business division is final.

The Company has guaranteed a $2.0 million bank line of credit of an affiliate.  There were no borrowings outstanding as of December 31, 2002 and the line of credit expires on February 29, 2004.  This guarantee will be assumed by Educate, Inc. when the sale of the K-12 business division is final.

The Company has guaranteed equipment leases of certain affiliates.  As of December 31, 2002, the amount payable by the affiliates under these leases was $0.8 million.  $0.7 million of these equipment guarantees will be assumed by Educate, Inc. when the sale of the K-12 business division is final.

The Company has entered into an agreement with a third party to provide course materials.  Payment is due upon sale of the course materials to franchisees.  Under the terms of the agreement, the Company has guaranteed certain annual minimum payments of  $0.3 million, to be paid quarterly.  At December 31, 2002, the amount remaining to be paid under the agreement is $1.0 million.

Related Party Transactions

Transactions between UVM and Certain Officers and Minority Shareholders

UVM has entered into lease agreements for its university campuses with certain officers and minority owners of the Company’s Mexican university subsidiary.  The leases have an initial term of ten years with an additional two-year extension available at the Company’s option.  During 2002, this lease was amended to include an additional three-year extension available at the Company’s option, for a total term of up to 15 years.  The amended lease also contains a provision for the Company, at its option, to purchase the real estate at the then fair market value of the property at the end of the lease term. Fixed monthly rents are adjusted annually for inflation.  For the year ended December 31, 2002, the Company incurred approximately $4.5 million of rent under these leases. The lease agreements enable the Company to operate the university at the already established campuses. The value of the contracts was determined by arms-length negotiation between the parties and based upon the then prevailing market rates, and was corroborated by an independent real estate appraisal.

These officers and minority shareholders also provide staffing services to UVM for one of its campuses under a contract with an open-ended term, allowing either party to cancel with a one-year written notification to the other party.  UVM incurred approximately $1.3 million of expenses for the 2002 fiscal year in connection with this contract.  The utilization of such services saves the Company the carrying costs of additional personnel and related overhead. In addition, these services are provided to the Company at cost, thus increasing its flexibility and competitiveness.

UVM subcontracts educational programs provided to government employees to a company partially owned by certain of its officers and minority shareholders.  UVM pays 50% of the revenue, net of related expenses, associated with each government contract to this company, which amounted to $1.1 million for the 2002 fiscal year.  This is an arms-length, three-party agreement, in which one of the parties is a government agency. The agreement enables the Company to provide educational services “outside its walls” or physical limits to government agencies, thus increasing the Company’s operating capacity.

Transactions between Les Roches and Certain Officers

Les Roches entered into lease agreements for certain dormitories and other facilities with certain former owners of Les Roches. Pursuant to these agreements, the Company incurred rent expense of approximately $0.5 million for the 2001 fiscal year and $0.3 million from July 26, 2000, the date of acquisition of Les Roches, through December 31, 2000.  In January 2002, the Company entered into an agreement with the officers to purchase these properties for approximately $2.7 million.

Transactions between the Company and Affiliates

On March 10, 2003, the Company and Educate Operating Company, LLC (“Educate LLC”), a company newly-formed by Apollo Management, L.P., executed an Asset Purchase Agreement that provides for the acquisition by Educate LLC of substantially all of the Company’s K-12 education business units, including eSylvan, Inc. and Connections Academy, Inc., which had been investments held by Sylvan Ventures.  Apollo currently owns $80.0 million of convertible debentures issued by the Company, holds two board seats of the company and holds 25% of Sylvan Ventures.  The consideration for the sale of the assets comprising the K-12 business units will consist of the following at closing:

•                  Cash of $112.0 million to $117.0 million, plus an amount equal to the difference between $72.5 million and the conversion value of the convertible debentures issued by the Company and surrendered by Apollo at closing, less any accrued and unpaid interest on the debentures, and deferred payments of approximately $3.0 million;

•                  A subordinated note in the amount of $55.0 million, bearing interest at 12% per annum and maturing in 2009;

•                  The surrender of convertible debentures issued by the Company with a conversion value of up to $72.5 million;

•                  The assumption of trade accounts payable of the K-12 business units, and other specified liabilities of the K-12 business units;

•                  Apollo’s 25% preferred interest in Sylvan Ventures.

Additionally, the proceeds received by the Company are subject to post closing adjustments for specified changes in working capital from the date of the agreement to the closing date.  The Company is also entitled to up to $10.0 million of additional consideration if certain operations of Connections Academy exceed specified levels of earnings prior to December 31, 2007.  The transaction will result in the elimination of various consent and governance rights that had been held by Apollo Management.  Apollo Management’s representation on the Company’s Board of Directors will be reduced from two board seats to one.

In a separate transaction, Sylvan acquired the remaining membership interests in Sylvan Ventures not owned by Sylvan or Apollo for consideration of 581,000 shares of Sylvan common stock, which is restricted from sale for three years. Additionally, all membership profit interests in Sylvan Ventures have also been eliminated.

The transactions were negotiated and approved by a committee of Sylvan’s Board of Directors composed solely of independent directors.  Credit Suisse First Boston LLC and U.S. Bancorp Piper Jaffray, Inc. were financial advisors to the committee of independent directors.  The Apollo transaction is subject to legal and regulatory approvals and is expected to close on or before June 30, 2003.

Euro Conversion

On January 1, 1999, certain countries of the European Union established fixed conversion rates between their existing currencies and one common currency, the Euro. The Euro is now traded on currency exchanges and may be used in business transactions.  In January 2002, new Euro-denominated currencies were issued and the existing currencies were withdrawn from circulation.

Effects of Inflation

Inflation has not had a material effect on Sylvan’s revenues and income from continuing operations in the past three years.  Inflation is not expected to have a material effect in the foreseeable future.

International Exposure

The Company maintains diverse operations in a broad range of international locations.  The international aspects of the Company’s operations create additional exposure to political uncertainties, currency devaluations and national regulations affecting the provision of educational services.  Revenues and profits in any period may be significantly impacted by international developments outside the control of the Company.

Consumer Credit Availability Exposure

The Company benefits from the availability of third party financing for educational services in the domestic marketplace and in each of the international countries where the Company operates.  The Company is at risk for the loss of revenues due to contraction of the consumer credit markets for educational services in any business segment or location where operations exist.

Seasonality in Results of Operations

The Company experiences seasonality in its results of operations primarily as a result of changes in the level of student enrollments and the timing of semester cycles, particularly in the Campus Based and Online segments.  Timing of semester breaks at the Campus Based universities results in the strongest operating performance being achieved in the second and fourth quarters of the year. At the Online universities, the strongest operating results are achieved in the fourth quarter of the year because frequent intakes during the year results in steady growth in enrollment during the year, with the highest enrollment levels at the end of the year.  Other factors that impact the seasonality of operating results include: timing of summer vacations, timing of franchise license fees and the timing of Sylvan Ventures’ development costs.  Revenues and profits in any period are not necessarily indicative of results in subsequent periods.

Severe Acute Respiratory Syndrome

At the time of publication of this document, Severe Acute Respiratory Syndrome (SARS) has emerged as a significant public health risk, particularly in China and other Asian countries.  The Company currently has English Language Instruction franchises and related investments located in Asia which could potentially be affected by the threat of SARS.  Revenue from these operations represents less than 1% of the Company’s overall revenues.  As of March 31, 2003, the amount due from franchisees in Asia totaled approximately $2.8 million which consisted of receivables related to royalties and didactic materials. The Company also has a $7.5 million note receivable related to a loan given to the WSI master franchisor of China.  Of the universities located outside the United States, SARS could adversely affect enrollments at the universities in the Hospitality group as a significant portion of the student base in these universities are students from Asia.

While during the quarter ended March 31, 2003, these operations experienced no material impact as a result of SARS, the Company anticipates some negative future impact, and will continue to actively monitor and respond to the situation.

Item 7A.  Quantitative and Qualitative Disclosures About Market Risk

Market risk is the risk of loss to future earnings, to fair values or to future cash flows that may result from the changes in the price of financial instruments.  The Company is exposed to financial market risks, including changes in foreign currency exchange rates, interest rates, equity prices and investment values.  The Company occasionally uses derivative financial instruments to protect against adverse currency movements related to significant foreign acquisitions. Exposure to market risks related to operating activities is managed through the Company’s regular operating and financing activities.

Foreign Currency Risk

The Company derives approximately 81% of its revenues from customers outside the United States.  This business is transacted through a network of international subsidiaries, generally in the local currency that is considered the functional currency of that foreign subsidiary.  Expenses are also incurred in the foreign currencies to match revenues earned and minimize the Company’s exchange rate exposure to operating margins.  A hypothetical 10% adverse change in average annual foreign currency exchange rates would have increased net loss and decreased cash flows for the 2002 fiscal year by $4.9 million. The Company generally views its investment in most of its foreign subsidiaries as long-term. The effects of a change in foreign currency exchange rates on the Company’s net investment in foreign subsidiaries are reflected in other comprehensive income (loss).  A 10% depreciation in functional currencies relative to the U.S. dollar would have resulted in a decrease in the Company’s net investment in foreign subsidiaries of approximately $23.4 million at December 31, 2002.

Interest Rate Risk

The Company holds its cash and cash equivalents in high quality, short-term, fixed income securities.  Consequently, the fair value of the Company’s cash and cash equivalents would not be significantly impacted by either a 100 basis point increase or decrease in interest rates due to the short-term nature of the Company’s portfolio.  The Company’s long-term revolving credit facility bears interest at variable rates, and the fair value of this instrument is not significantly affected by changes in market interest rates.  The Company’s convertible debentures bear interest at 5%, which currently approximates the market rate.  A 100 basis point decrease in interest rates would have reduced net interest income for the 2002 fiscal year by $0.8 million.

Equity Price Risk

The fair value of the Company’s convertible debentures is sensitive to fluctuations in the price of the Company’s common stock into which the debentures are convertible.  Changes in equity prices would result in changes in the fair value of the Company’s convertible debentures due to the difference between the current market price of the debentures and the market price at the date of issuance of the debentures.  A 10% increase in the 2002 year end market price of the Company’s common stock would result in an increase of approximately $9.9 million in the net fair value of the debentures.

The Company is exposed to equity price risks on equity securities included in the portfolio of investments entered into for the promotion of business and strategic objectives. The Company typically does not attempt to reduce or eliminate its market exposure on these securities.  A 10% adverse change in equity prices would not materially impact the fair value of the Company’s marketable securities or other comprehensive income (loss).

Investment Risk

The Company’s investment portfolio contains debt securities that mature within one year.  A hypothetical 10% adverse change in the fair value of the debt securities would not materially adversely impact earnings or cash flows because of the Company’s ability to hold the debt securities until maturity.

In addition to the debt securities, the Company has an investment portfolio that consists primarily of short-term investments in available-for-sale debt and equity securities.  The Company’s investment portfolio is exposed to risks arising from changes in these investment values.

The Company’s investment portfolio includes a number of holdings of non-publicly traded companies in the educational services industry. The Company accounts for these investments using either the cost method (cost less impairment, if any) or the equity method of accounting.  Equity method investments are specifically excluded from the scope of this disclosure.  Non-public investments where the Company owns less than a 20% interest are subject to fluctuations in market value, but their current illiquidity reduces the exposure to pure market risk while increasing the risk that the Company may not be able to liquidate these investments in a timely manner for their estimated fair value.

All the potential impacts noted above are based on sensitivity analysis performed on the Company’s financial position at December 31, 2002.  Actual results may differ materially.

Item 8.  Financial Statements

The financial statements of the Company are included on pages 25 through 63 of the report.

Item 9.  Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

There were no changes in accountants, disagreements, or other events requiring reporting under this Item.

PART III.

Item 10.  Directors and Executive Officers of Sylvan Learning Systems, Inc.

Information required is set forth under the caption “Election of Sylvan Directors” in the Proxy Statement relating to the 2003 Annual Meeting of Stockholders which was filed April 30, 2003.

Information required pertaining to compliance with Section 16 (a) of the Securities and Exchange Act of 1934 is set forth under the caption “Election of Sylvan Directors” in the Proxy Statement relating to the 2003 Annual Meeting of Stockholders, which is incorporated by reference.

Item 11.  Executive Compensation

Information required is set forth under the caption “Compensation of Executive Officers and Directors” in the Proxy Statement relating to the 2003 Annual Meeting of Stockholders, which is incorporated by reference.

Item 12.  Security Ownership of Certain Beneficial Owners and Management

Information required is set forth under the caption “Stock Ownership of Certain Beneficial Owners, Directors and Management” in the Proxy Statement relating to the 2003 Annual Meeting of Stockholders, which is incorporated by reference.

Item 13.  Certain Relationships and Related Transactions

Information required is set forth under the caption “Certain Relationships and Related Transactions” in the Proxy Statement relating to the 2003 Annual Meeting of Stockholders, which is incorporated by reference.

Item 14.  Controls and Procedures

Within 90 days prior to the filing date of this report, an evaluation was performed under the supervision and with the participation of the Company’s management, including the CEO and CFO, of the effectiveness of the design and operation of the Company’s disclosure controls and procedures.  Based on that evaluation, the Company’s management, including the CEO and CFO, concluded that the Company’s disclosure controls and procedures were effective.  Since the date of the evaluation, there have been no significant changes in the Company’s internal controls or in other factors that could significantly affect internal controls, nor were there any significant deficiencies or material weaknesses in these controls requiring corrective action.

PART IV.

Item 15.  Exhibits, Financial Statement Schedules and Reports on Form 8-K

(a)          The following documents are filed as a part of this report:

1.              Financial Statements

The response to this portion of Item 15 is submitted as a separate section of this Report.

3.              Exhibits

(a)          Exhibits:

Exhibit Number	Description
23.01	Consent of Ernst & Young LLP with respect to consolidated financial statements of Sylvan Learning Systems, Inc.
23.02	Consent of PricewaterhouseCoopers LLP with respect to consolidated financial statements of Chancery Software Ltd.
99.1	Certification of Douglas L. Becker pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.
99.2	Certification of Sean R. Creamer pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.
99.3	Report of Independent Accountants of PricewaterhouseCoopers LLP with respect to the consolidated financial statements of Chancery Software Ltd.

CERTIFICATIONS PURSUANT TO
SECTION 302 OF
THE SARBANES-OXLEY ACT OF 2002

CERTIFICATION BY CHIEF EXECUTIVE OFFICER

I, Douglas L. Becker, certify that:

1.               I have reviewed this current report on Form 8-K of Sylvan Learning Systems, Inc.;

2.               Based on my knowledge, this current report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this annual report;

3.               Based on my knowledge, the financial statements, and other financial information included in this annual report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this annual report;

4.               The registrant’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-14 and 15d-14) for the registrant and have:

a)              designed such disclosure controls and procedures to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this annual report is being prepared;

b)             evaluated the effectiveness of the registrant’s disclosure controls and procedures as of a date within 90 days prior to the filing date of this annual report (the “Evaluation Date”); and

c)              presented in this current report our conclusions about the effectiveness of the disclosure controls and procedures based on our evaluation as of the Evaluation Date;

5.               The registrant’s other certifying officer and I have disclosed, based on our most recent evaluation, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):

a)              all significant deficiencies in the design or operation of internal controls which could adversely affect the registrant’s ability to record, process, summarize and report financial data and have identified for the registrant’s auditors any material weaknesses in internal controls; and

b)             any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal controls; and

6.               The registrant’s other certifying officer and I have indicated in this current report whether there were significant changes in internal controls or in other factors that could significantly affect internal controls subsequent to the date of our most recent evaluation, including any corrective actions with regard to significant deficiencies and material weaknesses.

Date:   June 9, 2003

/s/ Douglas L. Becker
Douglas L. Becker
Director, Chairman of the Board and Chief Executive Officer

CERTIFICATION BY CHIEF FINANCIAL OFFICER

I, Sean R. Creamer, certify that:

1.               I have reviewed this current report on Form 8-K of Sylvan Learning Systems, Inc.;

2.               Based on my knowledge, this current report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this annual report;

3.               Based on my knowledge, the financial statements, and other financial information included in this annual report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this annual report;

4.               The registrant’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-14 and 15d-14) for the registrant and have:

a)            designed such disclosure controls and procedures to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this annual report is being prepared;

b)           evaluated the effectiveness of the registrant’s disclosure controls and procedures as of a date within 90 days prior to the filing date of this annual report (the “Evaluation Date”); and

c)              presented in this current report our conclusions about the effectiveness of the disclosure controls and procedures based on our evaluation as of the Evaluation Date;

5.               The registrant’s other certifying officer and I have disclosed, based on our most recent evaluation, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):

a)              all significant deficiencies in the design or operation of internal controls which could adversely affect the registrant’s ability to record, process, summarize and report financial data and have identified for the registrant’s auditors any material weaknesses in internal controls; and

b)             any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal controls; and

6.               The registrant’s other certifying officer and I have indicated in this current report whether there were significant changes in internal controls or in other factors that could significantly affect internal controls subsequent to the date of our most recent evaluation, including any corrective actions with regard to significant deficiencies and material weaknesses.

Date:   June 9, 2003

/s/ Sean R. Creamer
Sean R. Creamer
Senior Vice President and Chief Financial Officer

Item 15 (a) (1)

Report of Independent Auditors

The Board of Directors and Stockholders

Sylvan Learning Systems, Inc.

We have audited the accompanying consolidated balance sheets of Sylvan Learning Systems, Inc. and subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2002. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.  The financial statements of iLearning, Inc., (a corporation in which the Company has a 40% interest) for the year ended December 31, 2001 were audited by other auditors who have ceased operations and whose report has been furnished to us.  Insofar as our opinion on the consolidated financial statements relates to data included for iLearning, Inc., it is based solely on their report.  In the consolidated financial statements, the Company’s investment in iLearning, Inc. is stated at $461 at December 31, 2001, and the Company’s equity in the net losses of iLearning, Inc. is stated at $3,985 for the year then ended.  The financial statements of Chancery Software Limited (a corporation in which the Company has a 42% interest) for the years ended September 30, 2002 and 2001, have been audited by other auditors and whose report has been furnished to us; insofar as our opinion on the consolidated financial statements relates to data included for Chancery Software Limited, it is based solely on their report. In the consolidated financial statements, the Company’s investment in Chancery Software Limited is stated at $6,963 and $6,774 at December 31, 2002 and 2001, respectively, and the Company’s equity in the net losses of Chancery Software Limited is stated at $1,020 and $2,895 for the years then ended.

We conducted our audits in accordance with auditing standards generally accepted in the United States.  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits and the reports of other auditors provide a reasonable basis for our opinion.

In our opinion, based on our audits and the reports of other auditors, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Sylvan Learning Systems, Inc. and subsidiaries at December 31, 2002 and 2001, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States.

As discussed in Note 7 to the consolidated financial statements, effective January 1, 2002 the Company changed its method of accounting for goodwill.

/s/ Ernst & Young LLP

Baltimore, Maryland
June 3, 2003

SYLVAN LEARNING SYSTEMS, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(Dollar and share amounts in thousands, except per share data)

	December 31, 2002	December 31, 2001
	(as restated – Note 1)
Assets
Current assets:
Cash and cash equivalents	$98,618	$95,353
Available-for-sale securities	22,546	60,091

Receivables:
Accounts receivable	68,439	48,843
Other notes receivable	11,270	11,534
Other receivables	7,566	3,707
	87,275	64,084
Allowance for doubtful accounts	(9,620)	(4,880)
	77,655	59,204

Inventory	3,955	4,020
Deferred income taxes	2,127	2,301
Prepaid expenses and other current assets	21,817	21,335
Current assets of discontinued operations	104,865	81,887
Total current assets	331,583	324,191

Other notes receivable, less current portion	11,889	10,727

Property and equipment:
Land	38,028	14,552
Buildings	157,834	88,190
Construction in-progress	14,496	8,897
Furniture, computer equipment and software	93,748	71,638
Leasehold improvements	28,747	24,889
	332,853	208,166
Accumulated depreciation	(50,623)	(33,988)
	282,230	174,178
Intangible assets:
Goodwill	193,301	240,656
Other intangible assets, net of accumulated amortization of $2,530 and $1,239 at December 31, 2002 and 2001, respectively	36,543	5,015
	229,844	245,671

Investments in and advances to affiliates	8,730	40,387
Other investments	12,375	27,325
Deferred income taxes	10,248	10,615
Deferred costs, net of accumulated amortization of $4,417 and $2,896 at December 31, 2002 and 2001, respectively	6,600	5,731
Other assets	16,875	15,366
Long-term assets of discontinued operations	55,000	55,000
Total assets	$965,374	$909,191

SYLVAN LEARNING SYSTEMS, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(Dollar and share amounts in thousands, except per share data)

	December 31, 2002	December 31, 2001
	(as restated – Note 1)
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$28,171	$38,717
Accrued expenses	55,315	15,370
Income taxes payable	12,680	28,767
Current portion of long-term debt	11,194	6,365
Due to shareholders of acquired companies	8,802	3,657
Deferred revenue	76,773	47,981
Other current liabilities	1,672	8,170
Current liabilities of discontinued operations	30,648	18,644
Total current liabilities	225,255	167,671

Long-term debt, less current portion	153,542	124,474
Other long-term liabilities	26,636	14,210
Total liabilities	405,433	306,355

Commitments and contingent liabilities	—	—

Minority interest	74,013	56,981

Stockholders’ equity:
Preferred stock, par value $.01 per share—authorized 10,000 shares, no shares issued and outstanding as of December 31, 2002 and 2001	—	—
Common stock, par value $.01 per share—authorized 90,000 shares, issued and outstanding shares of 40,331 as of December 31, 2002 and 38,742 as of December 31, 2001	403	387
Additional paid-in capital	257,926	229,386
Retained earnings	246,843	342,786
Accumulated other comprehensive loss	(19,244)	(26,704)
Total stockholders’ equity	485,928	545,855

Total liabilities and stockholders’ equity	$965,374	$909,191

See accompanying notes to financial statements.

SYLVAN LEARNING SYSTEMS, INC. AND SUBSIDIARIES

Consolidated Statements of Operations

(Dollar and share amounts in thousands, except per share data)

	Year Ended December 31,
	2002	2001	2000
	(as restated – Note 1)
Revenues
Core operating segments	$384,741	$300,266	$147,433
Sylvan Ventures	645	—	—
Total revenues	385,386	300,266	147,433

Costs and expenses
Direct costs:
Core operating segments	345,624	264,694	132,240
Sylvan Ventures	2,592	—	—
General and administrative expenses:
Core operating segments	21,318	22,003	20,306
Sylvan Ventures	4,804	9,211	5,473
Loss on assets sold	20,244	—	—
Total costs and expenses	394,582	295,908	158,019

Operating income (loss)	(9,196)	4,358	(10,586)

Other income (expense)
Investment and other income	6,574	11,646	20,380
Interest expense	(8,382)	(9,177)	(6,919)
Sylvan Ventures investment income (losses)	(2,308)	22,131	(11,441)
Loss on investments	(8,343)	(14,231)	—

Equity in net income (loss) of affiliates:
Sylvan Ventures	(5,595)	(52,374)	(21,222)
Other	131	(501)	(981)
	(5,464)	(52,875)	(22,203)
Minority interest in consolidated subsidiaries:
Sylvan Ventures	2,057	2,590	9,133
Other	(6,881)	(7,599)	(1,674)
	(4,824)	(5,009)	7,459
Loss from continuing operations before income taxes and cumulative effect of change in accounting principle	(31,943)	(43,157)	(23,310)
Income tax benefit	15,040	18,798	15,736
Loss from continuing operations before cumulative effect of change in accounting principle	(16,903)	(24,359)	(7,574)
Income from discontinued operations, net of income tax expense of $11,548 in 2002, $13,120 in 2001 and $11,591 in 2000	2,028	6,913	1,989
Gain (loss) on disposal of discontinued operations, net of income tax expense (benefit) of ($1,597) in 2002 and $133,753 in 2000	(2,434)	—	310,807
Income (loss) before cumulative effect of change in accounting principle	(17,309)	(17,446)	305,222
Cumulative effect of change in accounting principle, net of income tax benefit of $7,700	(78,634)	—	—
Net income (loss)	$(95,943)	$(17,446)	$305,222
Earnings (loss) per common share, basic and diluted:
Loss from continuing operations before cumulative effect of change in accounting principle	$(0.42)	$(0.64)	$(0.17)
Net income (loss)	$(2.40)	$(0.46)	$7.02

See accompanying notes to financial statements.

SYLVAN LEARNING SYSTEMS, INC. AND SUBSIDIARIES

Consolidated Statements of Stockholders’ Equity

(Dollar and share amounts in thousands)

	Common Stock	Additional Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total Stockholders’ Equity
Balance at January 1, 2000	$509	$414,567	$60,762	$(1,745)	$474,093
Repurchase of 13,823 shares of common stock for cash	(139)	(211,850)			(211,989)
Options exercised for purchase of 91 shares of common stock, including income tax benefit of $322	1	801			802
Issuance of 62 shares of common stock in connection with the Employee Stock Purchase Plan	1	785			786
Effect of change in year-end of subsidiary			(5,752)		(5,752)
Other	1	1,040			1,041
Comprehensive income:
Net income for 2000			305,222		305,222
Foreign currency translation adjustment				(8,140)	(8,140)
Unrealized loss on available-for-sale securities				(793)	(793)
Reclassification adjustment, net of tax				(2,007)	(2,007)
Total comprehensive income					294,282
Balance at December 31, 2000	373	205,343	360,232	(12,685)	553,263
Options exercised for purchase of 1,440 shares of common stock, including income tax benefit of $6,152	14	23,064			23,078
Issuance of 29 shares of common stock in connection with the Employee Stock Purchase Plan		404			404
Other		575			575
Comprehensive loss:
Net loss for 2001			(17,446)		(17,446)
Foreign currency translation adjustment				(13,394)	(13,394)
Unrealized loss on available-for-sale securities				(414)	(414)
Minimum pension liability adjustment				(211)	(211)
Total comprehensive loss					(31,465)
Balance at December 31, 2001	387	229,386	342,786	(26,704)	545,855
Options exercised for purchase of 1,106 shares of common stock, including income tax benefit of $4,257	11	18,960			18,971
Issuance of 24 shares of common stock in connection with the Employee Stock Purchase Plan		376			376
Issuance of 318 shares of common stock in connection with the conversion of debentures	3	4,997			5,000
Issuance of 144 shares of common stock in connection with acquisitions	2	2,999			3,001
Other		1,208			1,208
Comprehensive loss:
Net loss for 2002			(95,943)		(95,943)
Foreign currency translation adjustment				7,366	7,366
Unrealized loss on available-for-sale securities				(117)	(117)
Minimum pension liability adjustment				211	211
Total comprehensive loss					(88,483)
Balance at December 31, 2002	$403	$257,926	$246,843	$(19,244)	$485,928

See accompanying notes to financial statements.

SYLVAN LEARNING SYSTEMS, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(Dollar and share amounts in thousands)

	Year Ended December 31,
	2002	2001	2000
Operating activities
Net income (loss)	$(95,943)	$(17,446)	$305,222
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation	28,820	24,474	16,700
Amortization	2,217	13,494	13,742
(Gain) loss from discontinued operations	2,434	—	(310,807)
Loss on assets sold	20,244	—	—
Loss (gain) on investments	22,135	(7,905)	11,441
Other non-cash items	(652)	253	2,063
Minority interest in consolidated subsidiaries	4,825	3,743	(7,459)
Cumulative effect of change in accounting principle	86,334	—	—
Equity in net loss of affiliates	5,464	52,875	22,203
Deferred income taxes	(9,108)	(1,213)	(4,640)
Changes in operating assets and liabilities:
Receivables	(13,038)	(10,409)	(21,304)
Inventory, prepaid expenses and other current assets	4,398	(1,764)	8,185
Accounts payable and accrued expenses	15,456	423	4,384
Income taxes payable	(9,859)	(100,821)	(25,769)
Deferred revenue and other current liabilities	17,398	(1,108)	(6,033)
Net cash provided by (used in) operating activities	81,125	(45,404)	7,928

Investing activities
Purchase of available-for-sale securities	(24,958)	(151,030)	(418,828)
Proceeds from sale or maturity of available-for-sale securities	62,210	293,697	227,026
Investment in and advances to affiliates and other investments	(4,117)	(19,148)	(69,524)
Purchase of property and equipment, net	(69,755)	(55,785)	(33,813)
Proceeds from sale of discontinued operations	—	—	730,106
Acquisitions of Campus Based universities, including direct costs of acquisition, net of cash acquired	(20,577)	(6,268)	(64,173)
Payment of contingent consideration for prior period acquisitions	—	(38,044)	(19,323)
Cash paid for other businesses, net of cash acquired	(35,630)	(16,165)	(26,833)
Expenditures for deferred contract costs	(1,905)	(3,582)	(3,711)
Increase in other assets	(2,776)	(3,139)	(15,665)
Net cash provided by (used in) investing activities	(97,508)	536	305,262

Financing activities
Proceeds from exercise of options and warrants	14,714	16,926	480
Repurchases of common stock	—	—	(211,989)
Proceeds from issuance of common stock	964	—	785
Proceeds from issuance of long-term debt	20,816	191,450	233,437
Payments on long-term debt	(20,142)	(202,520)	(259,670)
Cash received from minority interest members in Sylvan Ventures	15,425	23,190	24,931
Cash distributed to minority interest members of Sylvan Ventures	(12,000)	—	—
Change in long-term liabilities	2,020	1,607	—
Net cash provided by (used in) financing activities	21,797	30,653	(212,026)
Effect of subsidiary year-end change on cash and cash equivalents	—	—	(2,565)
Effects of exchange rate changes on cash	(2,923)	(81)	(1,104)

Net change in cash and cash equivalents	2,491	(14,296)	97,495
Cash and cash equivalents at beginning of year	102,194	116,490	18,995
Cash and cash equivalents at end of year	$104,685	$102,194	$116,490

Cash and cash equivalents classified as:
Continuing operations	$98,618	$95,353	$112,482
Discontinued operations	6,067	6,841	4,008
Cash and cash equivalents at end of period	$104,685	$102,194	$116,490

See accompanying notes to financial statements.

Sylvan Learning Systems, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

(Dollar and share amounts in thousands, except per share data)

Note 1 - Description of Business and Basis of Presentation

Sylvan Learning Systems, Inc. and subsidiaries (the “Company” or “Sylvan”) is a leading international provider of educational services to families and schools.   On March 10, 2003 the Company announced that it would sell the operations comprising its K-12 education business units (“K-12 segment”) and committed to a plan to sell certain investments in Sylvan Ventures that are not strategic to its remaining post-secondary education business (see Note 3 for further description).  In connection with this announcement, the Company realigned its business segments.  The Company’s realigned segments include three separate business segments: a campus based university segment (“Campus Based”), an online university segment (“Online”), and Sylvan Ventures.  The Campus Based and Online segments are referred to in the accompanying consolidated statement of operations as “core operating segments.” The Campus Based segment owns or maintains controlling interests in six private universities located in Spain, Switzerland, Mexico, Chile and France and also includes the non-Spain operations of Wall Street Institute, a European-based franchiser and operator of learning centers that teach the English language in the post-secondary market.  The Online segment provides professional development and graduate degree programs to teachers through Canter and Associates. Online also includes the operations of Walden E-Learning, Inc. (“Walden”) and National Technological University (“NTU”), which were previously reported as part of Sylvan Ventures. The Sylvan Ventures segment includes investments in certain education technology companies and consolidates the operations of EdVerify, Inc. (“EdVerify”) and Educational Satellite Services, Inc. (“ESS”), majority-owned subsidiaries.  The Company plans to dispose of all remaining investments of the Sylvan Ventures segment, including EdVerify and ESS, by December 31, 2003. Sylvan Ventures’ general and administrative expenses include the costs incurred to manage its investments.

The accompanying consolidated balance sheets, statements of operations and related notes have been restated to reflect the K-12 segment as discontinued operations for all periods presented.

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States that require the Company’s management to make estimates and assumptions that affect reported amounts and related disclosures.  Actual results could differ from those estimates.

Certain amounts previously reported for 2001 have been reclassified to conform to the 2002 presentation.

Note 2 - Accounting Policies

Principles of Consolidation

The various interests that the Company acquires in its affiliated companies are accounted for under three methods: consolidation, equity method, or cost method.  The Company determines the method of accounting for its affiliated companies on a case-by-case basis based upon its ownership percentage in each affiliated company, as well as its degree of influence over each affiliated company.

Consolidation.  Affiliated companies in which the Company owns, directly or indirectly, or otherwise controls more than 50% of the outstanding voting interests are accounted for under the consolidation method of accounting.  Two subsidiaries of the Company consolidate not-for-profit, non-stock universities that are controlled through majority voting interests in the Board of Directors.  The Company also has a substantial economic interest in the net assets of these not-for-profit universities.  Under the consolidation method, an affiliated company’s results of operations are reflected within the Company’s consolidated statements of operations.  Earnings or losses attributable to other stockholders of a consolidated affiliated company are classified as “minority interest in consolidated subsidiaries” in the Company’s consolidated statements of operations.  Minority interest adjusts the Company’s consolidated net results of operations to reflect only its share of the earnings or losses of an affiliated company.  Transactions between the Company and its consolidated affiliated companies are eliminated in consolidation.

Equity Method.  Affiliated companies, in which the Company owns 50% or less of the outstanding voting interests, but over which the Company exercises significant influence, are accounted for under the equity method of accounting.  Significant influence with respect to an affiliated company depends on an evaluation of several factors including, among other things, representation on the associated company’s board of directors, ownership percentage and voting rights associated with the Company’s holdings in the securities of the affiliated company. Investments accounted for under the equity method are reflected in the consolidated balance sheet as “investments in and advances to affiliates”.  Under the equity method of accounting, affiliated companies’ results of operations are not reflected within the Company’s consolidated operating results. However, the Company’s share of the earnings or losses of these affiliated companies is classified as “equity in net income (loss) of affiliates” in the Company’s consolidated statements of operations.  The Company initially records its share of the earnings or losses of an affiliated company based upon its proportionate ownership of voting common stock.  If the affiliated company is incurring losses, and previous losses have reduced the common stock investment account to zero, or if the Company holds no common stock, the Company continues to recognize equity method losses based on the ownership level of the particular affiliated company security or loan/advance held by the Company to which the equity method losses are being applied.  The Company continues to report losses up to the investment carrying value, including any additional financial support made or committed to by the Company.

Cost Method.  Affiliated companies not accounted for under either the consolidation or the equity method of accounting are accounted for under the cost method of accounting.  Under this method, the Company’s share of earnings or losses of these companies is not included in the Company’s consolidated statements of operations.  However, a series of operating losses of an affiliated company or other factors may indicate that a decrease in value of the investments has occurred which is other than temporary.  These impairment losses are recognized in the consolidated statements of operations and are included in “investment losses.”

The Company records its ownership interest in equity securities of its affiliated companies accounted for under the cost method at cost, unless the securities have readily determinable fair values based on quoted market prices, in which case these interests are reported at fair value.

Cash Equivalents

The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

Investments

Available-for-sale securities are carried at fair value, with any unrealized gains and losses, net of tax, reported in other comprehensive income (loss).  The amortized cost of debt securities in this category is adjusted for amortization of premiums and accretion of discounts to maturity.  Such amortization is included in investment income.  Realized gains and losses and declines in value judged to be other than temporary on available-for-sale securities are included in investment and other income.  The cost of securities sold is based on the specific identification method. Interest and dividends on securities classified as available-for-sale are included in investment and other income.

Allowance for Doubtful Accounts

The Company uses estimates to determine the amount of the allowance for doubtful accounts necessary to reduce accounts receivable and unbilled receivables to their expected net realizable value.  The Company estimates the amount of the required allowance by reviewing the status of past-due receivables and analyzing historical bad debt trends.  Actual collection experience has not varied significantly from estimates, due primarily to credit policies, collection experience, and a lack of concentration of accounts receivable.  The Company charges-off receivables deemed to be uncollectible to the allowance for doubtful accounts.  Accounts receivable balances are not collateralized.

Inventory

Inventory, consisting primarily of computer software and educational, instructional, and marketing materials and supplies, is stated at the lower of cost (first-in, first-out) or market value.

Property and Equipment

Property and equipment is stated at cost.  Included in property and equipment are the direct costs of developing or obtaining software for internal use.  Depreciation is computed using the straight-line method over the estimated useful lives of the assets, which are as follows:

Buildings	29-50 years
Furniture, computer equipment and software	2-7 years
Leasehold improvements	2-12 years

Goodwill and Other Intangible Assets

Goodwill consists of the cost in excess of fair value of the identifiable net assets of entities acquired in purchase business combinations. Other intangibles include student rosters, covenants not-to-compete, curricula and accreditations acquired in purchase business combinations. The cost of intangible assets with determinable useful lives is amortized over estimated useful lives ranging from 4 to 30 years.  Goodwill and indefinite-lived intangibles are evaluated at least annually for impairment by a comparison of the carrying amount of the intangibles to its implied fair value.  Prior to 2002, goodwill was amortized over estimated useful lives ranging from 15 to 35 years (See Note 7).

Deferred Costs

Deferred costs include direct costs incurred for services to universities licensing distance learning masters programs.  These costs are capitalized when incurred and expensed when the related revenue is recognized.

Deferred costs also include the cost of internally developing proprietary products and materials. These costs are capitalized and amortized over the estimated useful life of the products and materials, which approximates five years.

Impairment of Long-Lived Assets

Long-lived assets, including amortizable intangible assets, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset or group of assets may not be fully recoverable.  These events or changes in circumstances may include a significant deterioration of operating results, changes in business plans, or changes in anticipated future cash flows.  If an impairment indicator is present, the Company evaluates recoverability by a comparison of the carrying amount of the assets to future undiscounted net cash flows expected to be generated by the assets.  Assets are grouped at the lowest level for which there are identifiable cash flows that are largely independent of the cash flows generated by other asset groups.  If the assets are impaired, the impairment recognized is measured by the amount by which the carrying amount exceeds the fair value of the assets.  Fair value is generally determined by estimates of discounted cash flows.  The discount rate used in any estimate of discounted cash flows would be the rate required for a similar investment of like risk.

Assets to be disposed of are reported at the lower of carrying value or fair values, less estimated costs of disposal.

Revenue Recognition

Tuition revenue is recognized ratably over the period of instruction, and is reported net of scholarships and other discounts.  Dormitory revenues are recognized over the occupancy period.  Tuition paid in advance or unpaid and unearned tuition included in accounts receivable is recorded as deferred revenue.

Revenue related to single-center and area franchise sales for the Wall Street Institue Business is recognized when all material services or conditions relating to the sales have been substantially performed or satisfied by the Company and collectibility of the fee is reasonably assured.  For single-center franchise sales, the criteria for substantial performance include:  (1) receipt of an executed franchise license agreement, (2) receipt of full payment of the franchise fee, (3) completion of requisite training by the franchisee or center director, and (4) completion of site selection assistance and site approval.  Area franchise sales generally transfer to the licensee the right to develop and operate centers in a specified territory, primarily in a foreign country, and the Company’s future obligations are insignificant.  Area franchise fees are recognized upon the signing of the license agreement and the determination that all material services or conditions relating to the sale have been satisfied and a non-refundable fee has been paid. Franchise sales fees not meeting the recognition criteria are recorded as deferred revenue if not refundable, or deposits from franchisees if refundable. Franchise royalties are reported as revenue as the royalties are earned and become receivable, unless collection is not reasonably assured.  Revenue from the sale of educational products is generally recognized when shipped.

Direct Costs

Direct costs represent divisional costs of operations, including selling and administrative expenses that are directly attributable to specific operating units.

Advertising

The Company expenses advertising costs as incurred. Advertising expense for the years ended December 31, 2002, 2001 and 2000 was $46,384, $34,820 and $25,841, respectively, of these amounts $10,314, $11,034 and $15,022 were included as a component of income from discontinued operations in 2002, 2001 and 2000, respectively.

Stock Options Granted to Employees and Non-Employees

The Company records compensation expense for all stock-based compensation plans using the intrinsic-value-based method and provides pro forma disclosures of net income (loss) and net earnings (loss) per common share as if the fair value method had been applied in measuring compensation expense.  The Company records compensation expense for all stock options granted to non-employees in an amount equal to their estimated fair value at the earlier of the performance commitment date or the date at which performance is complete, determined using the Black-Scholes option valuation model.  The compensation expense is recognized ratably over the vesting period.

Pro forma net income and earnings per share information has been determined as if the Company had accounted for its stock options using the fair value method.  The Black-Scholes option-pricing model was developed for use in estimating the fair value of traded options, which have no vesting restrictions and are fully transferable.  In addition, option valuation models require the input of highly subjective assumptions, including the expected stock price volatility.  Because the

Company’s stock options have characteristics significantly different from those of traded options and because changes in the subjective input assumptions can materially affect the fair value estimate, in management’s opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its stock options.  The weighted average estimated fair values of stock options granted during fiscal years 2002, 2001, and 2000 were $10.01, $8.26 and $6.12, respectively.

The following assumptions were used in calculating pro forma stock compensation expense for the years ended December 31:

	2002	2001	2000

Risk-free interest rate (range)	4.0%	4.5%	5.5%
Expected dividend yield	0.0%	0.0%	0.0%
Expected lives	4-6 years	4-6 years	4-6 years
Expected volatility	51.1%	46.4%	46.0%

For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options’ vesting periods.  The Company’s pro forma information is as follows for the years ended December 31:

	2002	2001	2000
Net income (loss), as reported	$(95,943)	$(17,446)	$305,222
Stock-based employee compensation expense included in net income (loss) as reported, net of tax	153	248	126
Stock-based employee compensation expense as if the fair value method had been applied, net of tax	(3,846)	(6,968)	(7,143)
Pro forma net income (loss)	$(99,636)	$(24,166)	$298,205

Earnings (loss) per share, basic and diluted:
As reported	$(2.40)	$(0.46)	$7.02
Pro forma	$(2.49)	$(0.63)	$6.86

Foreign Currency Translation

The financial statements of foreign subsidiaries with a functional currency other than the U.S. dollar have been translated into U.S. dollars using the current rate method. Assets and liabilities have been translated using the exchange rates at year-end.  Income and expense amounts have been translated using the average exchange rates for the year.  Translation gains or losses resulting from the changes in exchange rates have been reported as a component of accumulated other comprehensive income (loss) included in stockholder’s equity, net of tax.

Other Comprehensive Income

The Company displays changes to the accumulated balance of other comprehensive income (loss) in accumulated other comprehensive income (loss) in the statement of stockholders’ equity.  The components were as follows at December 31:

	2002	2001
Foreign currency translation adjustment	$(19,030)	$(26,396)
Unrealized loss on available for-sale-securities, net of tax	(214)	(97)
Minimum pension liability adjustment	—	(211)
Accumulated other comprehensive loss	$(19,244)	$(26,704)

Income Taxes

The Company accounts for income taxes using the liability method.  Under the liability method, deferred tax assets and liabilities are determined based on the differences between the financial statement carrying amounts and the tax basis of existing assets and liabilities (i.e. temporary differences) and are measured at prevailing enacted tax rates that will be in effect when these differences are settled or realized.

Impact of Recently Issued Accounting Standards

In June 2002, the Financial Accounting Standards Board (“FASB”) issued Statement No. 146, Accounting for Costs Associated with Exit or Disposal Activities, which addresses the financial accounting and reporting for certain costs associated with exit or disposal activities.  Statement No. 146 requires that these costs be recorded at their fair value when a liability has been incurred.  Under previous guidance, certain exit costs were accrued upon management’s commitment to an exit plan, which is generally before an actual liability has been incurred.  The provisions of Statement No. 146 are effective for exit or disposal activities that are initiated after December 31, 2002.  The Company does not expect the adoption of the new standard to have a material impact on its consolidated financial position or results of operations.

In November 2002, the FASB issued Interpretation No. 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees and Indebtedness of Others.  The Interpretation elaborates on the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under certain guarantees that it has issued.  The Interpretation also clarifies that a guarantor is required to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee.  The initial recognition and initial measurement provisions of Interpretation No. 45 are applicable on a prospective basis to guarantees issued or modified after December 31, 2002.  The disclosure requirements in Interpretation No. 45 are effective for financial statements of interim or annual periods ending after December 15, 2002.  The Company has made certain guarantees that may be subject to the liability recognition provisions of the Interpretation if modified (see Note 12).  The Company adopted the disclosure requirements of the standard for its December 31, 2002 reporting period.

In January 2003, the FASB issued Interpretation No. 46, Consolidation of Variable Interest Entities.  The objective of Interpretation No. 46 is to improve financial reporting by companies involved with variable interest entities.  The Interpretation requires variable interest entities to be consolidated by a company if that company is subject to a majority of the risk of loss from the variable interest entity’s activities or is entitled to receive a majority of the entity’s residual returns or both.  The Company is currently evaluating its investments in various entities, but does not believe that it will be required to consolidate any investees not currently consolidated.

The EITF Issue No. 00-21, Accounting for Revenue Arrangements with Multiple Deliverables, addresses solutions which may involve the delivery or performance of multiple products, services, and/or rights to use assets, and for which performance may occur at different points in time or over different periods of time.  The Issue also addresses whether the different revenue-generating activities, or deliverables, are sufficiently separable, and there exists sufficient evidence of their fair values to separately account for some or all of the deliverables.  The issue applies to all contractual arrangements under which a vendor will perform multiple revenue-generating activities.  Issue No. 00-21 is effective for all revenue arrangements entered into in fiscal periods beginning after June 15, 2003, with early adoption permitted.  The Company will adopt this guidance prospectively for all revenue arrangements entered into after January 1, 2003.  The Company does not believe that the impact of adoption will be material to reported operating results.

Note 3 - Discontinued Operations

K-12 Business Units

On March 10, 2003, the Company and Educate, Inc., a company newly-formed by Apollo Management, L.P., (“Apollo”) executed an Asset Purchase Agreement that provides for the acquisition by Educate, Inc. of substantially all of the Company’s K-12 education business units, including eSylvan, Inc. and Connections Academy, Inc., which are investments held by Sylvan (“K-12 Disposal Group”).  The consideration for the sale of the assets comprising the K-12 business units will consist of the following at closing:

•                  Cash of $112,000 to $117,000 plus an amount equal to the difference between $72,500 and the conversion value of the convertible debentures issued by the Company and surrendered by Apollo at closing, less any accrued and unpaid interest on the debentures, plus deferred payments of approximately $3.0 million;

•                  A subordinated note in the amount of $55,000, bearing interest at 12% per annum and maturing in 2009;

•                  The surrender of convertible debentures issued by the Company with a conversion value of up to $72,500;

•                  The assumption of trade accounts payable of the K-12 business units, and other specified liabilities of the K-12 business units; and

•                  Apollo’s 25% preferred interest in Sylvan Ventures.

Additionally, the proceeds received by the Company are subject to post closing adjustments for specified changes in working capital from the date of the agreement to the closing date.  The Company is also entitled to up to $10,000 of additional consideration if certain operations of Connections Academy exceed specified levels of earnings prior to December 31, 2007.  The transaction will result in the elimination of various consent and governance rights that had been held by Apollo.  Apollo’s representation on the Company’s Board of Directors will be reduced from two board seats to one.

As a result of the expected disposal transaction, the Company estimates that it will record a yet to be determined gain from the disposition of its K-12 business units upon closing of the sale to Educate, Inc. (expected to be in the second quarter of 2003), representing the difference between the carrying value of the net assets sold ($110,890 at March 31, 2003) and net proceeds upon sale.

The Company, after the sale of substantially all of its K-12 business units, will hold for sale the remaining K-12 assets of the Company, consisting of the Company’s Sylvan Learning Center operations in the United Kingdom and France.  The Company expects to sell these two operations for principally contingent amounts of future consideration by December 31, 2003. The Company recorded a loss on disposal of discontinued operations in the first quarter of 2003 of $5,217, net of income tax benefit of $7,425, to write-off the net assets of the Company’s UK and France Learning Center operations.

The operations of the Company’s disposal groups comprising its K-12 business units are classified as discontinued operations.  Because the operations and cash flows of these components will be eliminated from the ongoing operations of the Company as a result of the disposal transactions, and because the Company will not have any significant continuing involvement in the held for sale operations after the disposal transactions, the results of the operations of this component will be reported for all periods as a separate component of income, net of income taxes.

Aspect

On October 6, 2000, the Company sold its English Language immersion business, Aspect (“Aspect”) for $19,794 in cash.  The gain on the disposition recognized in 2000 was $22,353, which includes an income tax benefit of $3,047.  In 2002, the Company adjusted the gain recognized by recording additional expenses of $653, net of income taxes of $435 relating to additional costs incurred in the final settlement of the sale transaction.

Effective January 1, 2000, the Company changed the year-end of Aspect from September 30 to December 31 to produce a consistent reporting period for the consolidated entity.   As a result of this change in year-end, Aspect’s net results of operations for the three month period ended December 31, 1999 are reflected as an adjustment to retained earnings on the consolidated balance sheet as of January 1, 2000.  The impact of this change resulted in a decrease in retained earnings of approximately $5,752.  The results of Aspect’s operations, which are included in discontinued operations, for the period October 1, 1999 to December 31, 1999 are summarized as follows:

Revenues	$10,709
Direct costs	(16,350)
Operating loss	(5,641)
Other expense	(111)
Net loss	$(5,752)

Sylvan Prometric

On March 3, 2000, the Company sold its computer-based testing division, Sylvan Prometric (“Prometric”) for approximately $775,000 in cash. The gain on the disposition recognized in 2000 was approximately $288,454, net of income taxes of $136,800.  In 2002, the Company adjusted the gain recognized by recording a loss of $1,743, net of income taxes of $1,162.  The adjustment to the recorded gain resulted from the settlement of the working capital provisions of the sales agreement and the Company’s agreement to pay certain professional fees of the buyer associated with the filing of tax returns and statutory audits related to Prometric.

Summarized Financial Information of Discontinued Operations

Summarized operating information of the Company’s discontinued operations for the year ended December 31, are as follows:

	K-12			UK/France	Aspect	Prometric
	2002	2001	2000	2002	2000	2000
Revenues	$218,391	$185,017	$167,322	$221	$37,986	$37,912
Pre-tax income (loss) from discontinued operations	$16,229	$20,033	$17,385	$(2,653)	$(2,321)	$(1,484)

Included in income from discontinued operations for the year ended December 31, 2000 is an allocation of corporate interest expense of $784, based upon a percentage of the net equity investment in discontinued operations to the net equity of the Company including the discontinued operations.

Assets and liabilities of the discontinued operations at December 31, are as follows:

	K-12 Disposal Group		UK/France Disposal Group
	2002	2001	2002
Current assets	$41,527	$41,790	$795
Property and equipment, net	26,326	27,331	896
Goodwill	71,705	47,006	9,035
Other assets	9,468	20,760	113
Current liabilities	(30,134)	(18,644)	—
Long-term liabilities	(514)	—	—
Net assets of discontinued operations	$118,378	$118,243	$10,839

The accompanying balance sheets at December 31, 2002 and December 31, 2001 classifies the assets and liabilities of the asset disposal groups based on the probable timing of sales proceeds.

Note 4 – Loss on Assets Sold

In June 2002, the Company adopted a plan to sell the portion of its English Language Instruction business that is located in Spain (“WSI Spain”).  As a result of the pending sale and an estimate of the likely sale proceeds, the Company recognized an impairment charge of $17,244 in June 2002 related to WSI Spain. In the third quarter of 2002, the Company completed the sale of WSI Spain and as a result recognized an additional loss of $3,000. These losses are included in loss on assets sold in the consolidated statements of operations.

The remaining English Language Instruction businesses are now included in the Campus Based segment to reflect the combination of business management and the interrelationship of the Wall Street Institute operations and the university programs.

Note 5 - Acquisitions

During each of the years presented, the Company acquired certain businesses accounted for using the purchase method of accounting.  A portion of the purchase prices for these businesses was allocated to identifiable tangible and intangible assets and assumed liabilities based on estimated fair values at the dates of acquisition.  Any excess purchase price was allocated to goodwill.  The preliminary allocation of the purchase prices is subject to revision based on the final determination of the fair value of certain acquired intangible assets.  The final purchase prices may differ from this preliminary amount due to adjustment to acquisition related costs.  Certain acquisitions require the payment of contingent amounts of purchase consideration if specified operating results are achieved in periods subsequent to the acquisition date.  Upon the resolution of these contingent payments, the Company records as goodwill any additional consideration owed to the sellers. The results of operations of the acquired businesses are included in the accompanying financial statements commencing on the date of acquisition.

2002 Acquisitions

Learning Center Franchises

Effective January 1, 2002, the Company acquired substantially all of the net operating assets of three Sylvan Learning Center franchise businesses, comprising 30 centers, for an initial cash payment of $11,110, including due diligence costs, and 144 shares of Sylvan common stock with a quoted market value of $3,000. The Company purchased these franchises to increase revenues in three established, stable markets.  The purchase agreement required the Company to pay additional consideration to the sellers in the event that specified levels of operating results were achieved in 2002, 2003, 2004 and 2005. In October 2002, the Company paid cash of $8,081 in final settlement of all remaining contingent payments. In connection with the settlement of the contingent purchase price of these Learning Center franchises, the Company entered into an agreement with the sellers, effective August 31, 2002, to acquire Sylvan Learning Center franchise businesses in the United Kingdom and France (“UK and France”) for cash of $9,220.  The results of these operations are included in income from discontinued operations, net of income taxes.

Walden

On February 2, 2002, Sylvan Ventures exercised its option to acquire an additional 10% ownership of common stock in Walden E-Learning, Inc. (“Walden”) for $8,000, increasing its ownership percentage in Walden to 51%.  Walden was purchased to provide distance learning capabilities by offering accredited PhD and Master Degree programs to professional working adults.  Walden offers degrees in the schools of Education, Management, Psychology and Health and Human Services.  Prior to the exercise of its option, Sylvan Ventures had acquired a 41% stake in Walden for $32,800 in February 2001.  The transactions have been accounted for as a step acquisition with a total purchase price of $39,892, after subtracting previously recorded equity in net losses.

Marbella

On March 1, 2002, the Company acquired for cash all of the outstanding common stock of Hedleton, B.V., which owns all of the capital stock of Escuela Superior De Alta Gestion De Hotel, S.A. (“Marbella”), a private for-profit university located in Marbella, Spain.  Marbella was previously a franchise of Swiss Hotel Association Hotel Management School Les Roches (“Les Roches”), which was acquired by the Company in 2000. The purchase of Marbella allows the Company to offer Les Roches programs into other regions in Spain as well as expansion into Portugal, Andorra and Morocco.  These country rights were previously licensed to the former owners of Marbella.  The purchase price for the outstanding common stock totaled approximately $6,746 including acquisition costs of $487.

Universidad de Las Americas (UDLA)

Effective May 1, 2002, the Company acquired an additional 20% ownership interest in Desarrollo del Conocimiento S.A. (“Decon”), a holding company that controls and operates the Universidad de las Americas (“UDLA”), for cash of approximately $6,673.  As described more fully in Note 5 – 2000 Acquisitions, in 2000 the Company acquired a 60% interest in UDLA.  The purchase price of the additional interest was accounted for as a step acquisition.

Glion

Effective August 1, 2002, the Company acquired for cash all of the outstanding common stock of the Glion Group, S.A., the parent company of Glion Hotel School, S.A. (“Glion”), a leading hotel management school in Switzerland. The acquisition of Glion was made mainly to acquire an additional hospitality sector university to provide economies of scale in the Company’s Hospitality Management sector.  This acquisition included additional campus facilities and office space within close proximity of Les Roches, the Company’s other hospitality school, to allow for manageable growth by one core management team of the entire operation. The initial purchase price totaled approximately $16,882, including acquisition costs of $1,376.  Included in this purchase price are required future payments of $2,020 and $3,365 on August 30, 2003 and August 30, 2004, respectively, plus interest, at the one-year LIBOR rate + 1% calculated annually.  The purchase agreement includes a provision for a possible reduction in the purchase price of up to $1,482, based on the working capital of Glion at the acquisition date.  The Company believes that it is probable this contingency will be resolved in its favor and, therefore, has recorded the purchase price net of this contingency.

National Technological University

In November 2002, Sylvan Ventures completed its acquisition of substantially all the assets and certain liabilities of the National Technological University (“NTU”) and Stratys Learning Solutions, Inc. (the holding company of NTU) for $7,487 and a promissory note payable of $7,500 due in 2007. NTU is a leading distance learning university accredited by the North Central Association, offering master’s degrees for students specializing in engineering, technology and management.  NTU was purchased to add the aforementioned degrees for students to the Company’s list of higher education degrees.

Summary of 2002 Acquisitions

The following table summarizes for all significant 2002 acquisitions the estimated fair values of the assets acquired and liabilities assumed at the dates of acquisition.  The Company is in the process of determining valuations of certain intangible assets of NTU; thus, the allocation of the purchase price of NTU is subject to change.

	Domestic Learning Center Franchises	UK and France	Walden	Marbella	UDLA	Glion	NTU
Acquisition Date	1/1/02	8/31/02	2/2/02	3/1/02	5/1/02	8/1/02	11/1/02
Current assets	$73	$428	$22,075	$2,583	$7,170	$5,715	$2,173
Property and equipment	1,372	723	1,431	533	4,509	47,109	1,066
Intangible assets not subject to amortization - NCA accreditation	—	—	30,870	—	—	—	—
Intangible assets subject to amortization (6 year weighted-average useful life):
Curriculum	—	—	522	—	—	—	—
Student roster	—	—	1,645	123	107	—
Noncompete agreements	—	—	—	104	44	44	—
Goodwill	13,631	9,035	—	5,986	8,540	5,326	18,213
Other long-term assets	—	37	836	—	145	122	—
Total assets acquired	15,076	10,223	57,379	9,329	20,515	58,316	21,452

Current liabilities	966	1,003	9,513	2,175	8,654	13,190	5,377
Long-term debt	—	—	—	12	4,285	25,468	1,088
Other long-term liabilities	—	—	—	396	—	2,776	—
Minority interest	—	—	7,974	—	903	—	—
Total liabilities	966	1,003	17,487	2,583	13,842	41,434	6,465
Net assets acquired	$14,110	$9,220	$39,892	$6,746	$6,673	$16,882	$14,987

Other Acquisitions

In 2002, The Company acquired the following entities for a total cost of $4,325, which was paid primarily in cash:

•                  Six Sylvan Learning Center franchises.  Goodwill of $3,343 was recognized and assigned to the K-12 Education Services segment.  The results of these operations are included as discontinued operations.

•                  Two Wall Street Institute franchises located in Argentina.  No goodwill was recognized in connection with the acquisition.

•                  WebEd, an online seller of professional development courses.  Goodwill of $370 was recognized and assigned to the Online segment.

•                  An additional 35% interest in EdVerify, for a total voting ownership of 68%.  EdVerify is a business-to-business digital service provider that specializes in verifying the higher education enrollment and degree attainment of job candidates and credit requestors. Goodwill of $25 was recognized and assigned to the Sylvan Ventures segment.

For 2002, the goodwill related to the Learning Center franchises, NTU and WebEd are fully deductible for tax purposes.  The goodwill related to the remaining acquisitions is not deductible.

2001 Acquisitions

Universidad Europea de Madrid (UEM)

During July 2001, the Company acquired an additional 23.75% ownership interest in Prouniversidad S.A., which owns and operates the Universidad Europea de Madrid (“UEM”), for cash of $18,533, increasing its total ownership in Prouniversidad S.A. to 77.75%.  The Company previously acquired a 54% ownership interest in UEM in 1999.  The purchase of the additional interest was accounted for as a step acquisition.

The following table summarizes the estimated fair values of the UEM assets acquired and liabilities assumed at the date of acquisition.

Current assets	$959
Property and equipment	16,707
Goodwill	10,081
Other long-term assets	424
Total assets acquired	28,171

Current liabilities	7,005
Long-term debt	3,066
Other long-term liabilities	887
Minority interest	(1,320)
Total liabilities assumed	9,638
Net assets acquired	$18,533

Other Acquisitions

In 2001, the Company acquired the following entities for a total cost of $24,756, which was paid primarily in cash:

•                  Five Sylvan Learning Center franchises.  Goodwill of $2,306 was recognized and assigned to the K-12 Education Services segment.  The results of these operations are included in discontinued operations.

•                  98.8% of the common stock of École Supérieur du Commerce Extériuer (“ESCE”), a private, for-profit university in Paris, France enrolling over 1,000 students. Goodwill of $7,147 was recognized and assigned to Campus Based segment.  In December 2002, the Company sold 10% of its ownership in ESCE to an unrelated third party.

•                  25 Wall Street Institute franchises. Goodwill of $13,555 was recognized and assigned to Campus Based segment.

•                  OnlineLearning.net, Inc., a leading internet provider of educational services and online courses to the continuing education marketplace.  Goodwill of $2,224 was recognized and assigned to Online segment.

For 2001, the goodwill related to the Learning Center franchises and OnlineLearning.net are fully deductible for tax purposes.  The goodwill related to the remaining acquisitions is not deductible.

2000 Acquisitions

Ivy West

Effective May 18, 2000, the Company purchased certain assets and assumed certain liabilities of Ivy West, which offers SAT test preparation services for cash payments of $7,941, common stock valued at $250 and common stock of a subsidiary valued at $250 and a promissory note of $1,400.  The Company purchased Ivy West in order to obtain the specialized SAT test preparation curriculum. The results of these operations are included in discontinued operations.

Les Roches

In July 2000, the Company acquired for cash all of the outstanding common stock of Gesthotel S.A., which owns and operates the Swiss Hotel Association Hotel Management School Les Roches (“Les Roches”), located in Bluche, Switzerland. Additionally, the Company acquired the real estate on which the school resides from the former shareholders of Gesthotel S.A.  The Company purchased Les Roches in order to obtain specialized curriculum in the fields of hospitality and hotel management.  The Company believes that there is a growing demand for these fields of study, and that the acquisition will enable the Company to deploy this globally-recognized curriculum throughout its network of Campus Based universities.  Les Roches specializes in, and is globally recognized for, its hospitality and hotel management program.

The purchase price for the outstanding common stock totaled approximately $6,975, including acquisition costs of $946.  Additionally, the Company paid $5,305 to the former shareholders for the real estate.  In connection with the acquisition of Les Roches, variable amounts of contingent consideration are also payable to the sellers if specified levels of earnings are achieved in 2002.  At December 31, 2002, the Company is in negotiations with the sellers to determine the amount of contingent consideration, if any, that will be due based on the adjusted 2002 operating results, as set out in the share purchase agreement.  Per the share purchase agreement, maximum amount of additional consideration to be earned is $3,500.  Any additional consideration due will be recorded when such outstanding issues are resolved with the sellers and Company’s mutual satisfaction, expected to be no later than June 30, 2003.

Universidad del Valle de Mexico (UVM)

On November 24, 2000, the Company acquired for cash 80% of the outstanding common stock of Planeacion de Sistemas, S.A., which controls and operates the Universidad del Valle de Mexico (“UVM”), a private, not-for-profit university principally located in Mexico City, Mexico.  UVM is the third largest private university in Mexico in numbers of students enrolled.  The Company believes that the Mexican market represents an attractive investment opportunity given the growing middle class and limited supply of career-oriented post-secondary institutions in the country. The purchase price totaled approximately $49,894, including acquisition costs of $4,494. During 2002, additional contingent consideration of $500 based on the attainment of certain earnings levels was earned and paid. This amount was recorded as additional goodwill.

Universidad de Las Americas (UDLA)

On December 12, 2000, the Company acquired for cash 60% of the outstanding common stock of Decon, a holding company that controls and operates UDLA, a private, not-for-profit university in Santiago, Chile. UDLA is one of the fastest growing private universities in Chile, and the Company believes that the Chilean market offers attractive investment opportunities for career-oriented universities like UDLA.  Decon has the right to appoint the directors of UDLA and through its subsidiaries has entered into contracts that provide for the provision of essential services and the use of facilities in exchange for fees and rent that are substantially equal to UDLA’s income. The purchase price totaled approximately $25,991, including acquisition costs of $1,681.

Additional amounts of contingent consideration are due the sellers based on operating results for the three years ended December 31, 2006.  No later than March 31, 2006, the Company is obligated to the sellers for an amount equal to 60% of six times (i) average EBIT for 2004 and 2005, less (ii) 2000 EBIT, reduced by (iii) 42% of certain specified debt.  No later than March 31, 2007, the Company is obligated to the sellers for an amount equal to 20% of four times (i) average EBIT for 2005 and 2006, less (ii) 2000 EBIT, reduced by (iii) 20% of certain specified debt.   The Company has pledged its shares of Decon to satisfy its payment obligations to the sellers.  The Company cannot dispose of, lien or encumber the shares without the prior approval of the sellers. Subsequent to the March 31, 2007 payment, the sellers have the right to require the Company to purchase their remaining 20% interest in Decon for a variable purchase price based on average EBIT for certain specified periods.

Summary of 2000 Acquisitions

The following table summarizes for all significant 2000 acquisitions the estimated fair values of the assets acquired and liabilities assumed at the dates of acquisition.

	Ivy West	Les Roches	UVM	UDLA
Acquisition Date	5/18/00	8/1/00	11/24/00	12/12/00
Current assets	$764	$8,291	$6,342	$6,721
Property and equipment	117	23,918	13,758	7,747
Intangible assets subject to amortization (4 year weighted-average useful life):
Curriculum	—	205	—	—
Student roster	—	—	730	1,065
Noncompete agreements	—	—	340	221
Goodwill	9,284	—	44,672	18,707
Other long-term assets	—	—	1,867	317
Total assets acquired	10,165	32,414	67,709	34,778

Current liabilities	324	8,589	14,905	6,490
Long-term debt	—	11,116	—	2,080
Other long-term liabilities	—	429	2,910	216
Minority interest	—	—	—	1
Total liabilities	324	20,134	17,815	8,787
Net assets acquired	$9,841	$12,280	$49,894	$25,991

Other Acquisitions

In 2000, the Company acquired two Learning Center franchises for a total cost of $253, which was paid primarily in cash. Goodwill of $258 was recognized and assigned to the K-12 Education Services segment. The results of these operations are included in discontinued operations.

For 2000, the goodwill related to the Learning Center franchises and Ivy West are fully deductible for tax purposes.  The goodwill related to the remaining acquisitions is not deductible.

Unaudited Pro Forma Results of Operations

The following unaudited consolidated pro forma results of continuing operations of the Company give effect to the significant acquisitions described above that occurred during the three year period ended December 31, 2002 as though they had each occurred on January 1, 2000.  The 2002, 2001 and 2000 acquisitions mentioned in the Other Acquisitions sections would not have materially affected reported results of operations in 2002, 2001 or 2000 had these acquisitions occurred on January 1, 2000.

	Year ended December 31,
	2002	2001	2000
Revenues	$406,533	$350,295	$299,498
Loss from continuing operations before cumulative effect of change in accounting principle	(21,642)	(30,943)	(10,207)
Net income (loss)	(100,682)	(24,030)	302,589
Earnings (loss) per common share, diluted:
Loss from continuing operations before cumulative effect of change in accounting principle	$(0.54)	$(0.81)	$(0.23)
Net income (loss)	$(2.51)	$(0.63)	$6.96

Supplemental Cash Flow Information Related to Acquired Businesses

The following is a summary of changes to assets (other than cash) and liabilities as a result of the acquisitions described above:

	Year ended December 31,
	2002	2001	2000
Working capital, other than cash	$(21,502)	$(1,811)	$(18,897)
Property and equipment	57,377	168	58,386
Goodwill	73,149	24,774	58,553
Other intangible assets	33,579	1,011	2,561
Other long-term assets	(31,576)	(1,700)	—
Long-term debt	(33,703)	(9)	(22,866)
Other liabilities	(11,618)	—	(971)
Minority interest	(6,499)	—	(3,576)
Equity	(3,000)	—	(500)
Cash purchase price, net of cash received	$56,207	$22,433	$72,690
Accrued payment for 1999 acquisition	—	—	18,316
Cash purchase price per statement of cashflows	$56,207	$22,433	$91,006

Note 6 - Available-For-Sale Securities

The following is a summary of available-for-sale securities at December 31:

	2002	2001
Equity securities	$241	$70
Debt securities	18,466	59,493
Cash reserve fund and other	3,839	528
	$22,546	$60,091

At December 31, 2002, equity securities represent common stock investments in a public company with a cost of $523 and a quoted market price of $241.  The adjustment to unrealized holding loss of $282 is a component of accumulated other comprehensive income (loss), included in stockholders’ equity.  The cost of the Company’s other investments approximates fair value.  Aggregate maturities of debt securities are as follows:  $9,503 within 1 year and $8,963 within 2-5 years.  The investments are classified as current as the Company views its available-for-sale securities as available for use in its current operations.

Note 7 – Goodwill and Other Intangible Assets

On January 1, 2002, the Company adopted Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets.  Statement No. 142 requires that goodwill be tested for impairment at the reporting unit level at the time of its adoption and at least annually thereafter, utilizing a two-step methodology.  The initial step required the Company to determine the fair value of each reporting unit and compare it to the carrying value, including goodwill, of such unit.  When the fair value of the reporting unit exceeded its carrying value, no impairment loss was recognized. The second step required the Company to determine the implied fair value of goodwill.  When the carrying value of the reporting unit goodwill exceeded the implied fair value of that goodwill, an impairment loss was recognized in an amount equal to that excess, not exceeding the carrying value of the goodwill.  The fair values of reporting units and the related implied fair values of their respective goodwill were determined using discounted future cash flows.

As a result of testing goodwill for impairment in accordance with Statement No. 142 as of January 1, 2002, the Company recorded a non-cash charge of $78,634, net of income tax benefit of $7,700, which is included as a cumulative effect of a change in accounting principle in the consolidated statements of operations.  The impairment charge relates solely to the Wall Street Institute (“WSI”) reporting units and consists of the write-down of goodwill related primarily to operations in Spain ($22,551 – included in the English Language Instruction – Spain segment), Italy and Brazil.

Prior to January 1, 2002, the Company amortized goodwill over periods ranging from 15 to 35 years.  The following results of operations of the Company give effect to the non-amortization provisions of Statement No. 142 assuming adoption as of January 1, 2000:

	Year ended December 31,
	2002		2001		2000
	Net Loss	Loss Per Share	Net Loss	Loss Per Share	Net Income	Earnings Per Share
As reported – Basic and diluted	$(95,943)	$(2.40)	$(17,446)	$(0.46)	$305,222	$7.02
Effect of goodwill amortization	—	—	13,532	0.36	8,269	0.19
Adjusted	$(95,943)	$(2.40)	$(3,914)	$(0.10)	$313,491	$7.21

The amount of goodwill amortization included in discontinued operations, net of tax, is $0, $1,468, and $1,335 for the years ended December 31, 2002, 2001 and 2000 respectively.

The change in the net carrying amount of goodwill for the year ended December 31, 2002 is allocated by reportable business segment as follows:

	Balance at December 31, 2001	Acquisitions	Impairment	Translation and Other	Balance at December 31, 2002
Campus Based	$142,827	$20,342	$(56,383)	$(79)	$106,707
Online	67,691	478	—	—	68,169
Sylvan Ventures	—	18,238	—	—	18,238
Other(1)	29,951	—	(29,951)		—
Corporate	187	—	—	—	187
	$240,656	$39,058	$(86,334)	$(79)	$193,301

(1)          Other represents the goodwill activity of the English Language Instruction-Spain business that was sold July, 2002.

The following table summarizes intangible assets as of December 31, 2002:

	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Subject to amortization:
Student rosters	$4,052	$(1,054)	$2,998
Noncompete agreements	648	(556)	92
Other	2,054	(920)	1,134
Not subject to amortization:
Accreditation	32,319	—	32,319
Total	$39,073	$(2,530)	$36,543

Amortization expense for intangible assets subject to amortization was $1,596 in 2002, $827 in 2001 and $107 in 2000.  The estimated amortization expense for intangible assets for the years subsequent to December 31, 2002 is as follows: 2003 - $1,399; 2004 - $1,284; 2005 - $707; 2006 - $472; and 2007 and beyond - $362.

Note 8 – Investments

Formation of Sylvan Ventures

The Sylvan Ventures segment was established during the first quarter of 2000 to invest in and develop companies with emerging technology solutions for the education marketplace (“portfolio companies”).  On June 30, 2000, affiliates of Apollo Management L.P. (“Apollo”) and certain members of Sylvan’s management (“management investors”) joined the Company to form Sylvan Ventures, LLC, with total committed funds of $400,000.  Of the $400,000 commitment, the Company has committed $285,000, including investments in portfolio companies valued at $65,000 upon formation; Apollo has committed $100,000; and the management investors have committed $15,000.  Upon formation, Sylvan Ventures issued common membership interests to Sylvan and the management investors and preferred membership interests to Apollo.  Additionally, Sylvan Ventures authorized the granting of plan membership profit interests to members of management that entitle the recipients to receive an aggregate allocation of up to 20% of any cumulative net profits.  As of December 31, 2002, plan membership profit interests have been granted to management for an aggregate allocation of approximately 15.3% of the cumulative net profits upon the occurrence of any profits interest event.  (See Note 3 – Discontinued Operations).

In 2000, the membership agreement provided for the allocation of net losses to the common and preferred members on a pro rata basis, subject to certain limitations.  Beginning January 1, 2001, net losses are allocated on a pro rata basis only to the common membership interest holders until their capital account balances have been reduced to zero, at which time any losses will be allocated to Apollo until its capital account balance has been reduced to zero.  Thereafter, any losses will be allocated on a pro rata basis to all membership interest holders.  Any annual profits earned after January 1, 2001 will first be allocated to Apollo until it has recovered its 2000 allocated losses and then pro rata to the common membership interest holders to recover previously allocated losses.  After all previously allocated losses have been recovered through profit allocations, any additional net profits will be allocated on a pro rata basis to all interest holders, including the plan membership profit interest holders.  The preferred members also maintain a preferred position relating to cash distribution provisions of the membership agreement.

As more fully described in Note 21, the Company in March 2003 committed to a plan to sell the investments in Sylvan Ventures that are not strategic to its post-secondary business.  Among the investments the Company intends to sell are the consolidated EdVerify investment and the ClubMom, Inc. cost method investment referred to below.

Investment in Affiliates (Equity Method Investments):

The Company’s investment in and advances to affiliates consist of investments in and loans to companies in the initial or early stages of development.  These companies are frequently illiquid or experiencing cash flow deficits from operations. Further, investments are generally unsecured and subordinated to the claims of other creditors.  Accordingly, the Company’s investments in and advances to affiliates are subject to a high degree of investment and credit risk. The Company has made estimates of the recoverability of loans and advances to its affiliates, and due to the inherent uncertainty of the operations of these affiliates, it is possible that these estimates may change in the near term.

Investments in and advances to affiliates consist principally of investments in common stock and preferred stock, as follows as of December 31:

	2002	Voting Interest	2001	Voting Interest

Walden E-Learning, Inc.	N/A	N/A	$31,909	16%
Chancery Software Limited	6,964	42%	6,774	42%
iLearning, Inc.	641	40%	461	27%
EdVerify, Inc.	N/A	N/A	679	42%
Other	1,125	—	564	—
Total	$8,730		$40,387

Chancery Software Limited is a provider of an enterprise student information system for schools that includes tracking of grading, attendance, and other school and student communications.

iLearning, Inc. is a leading provider of innovative training and educational solutions for businesses and organizations.

Each period in the table below includes summarized financial data of those affiliates in which Sylvan Ventures had an interest at the end of the respective period and includes results of operations data of the affiliate for the entire year.

	Year ended December 31,
	2002	2001	2000

Current assets	$8,799	$23,176	$44,420
Other assets	3,280	17,988	67,191
Current liabilities	10,444	19,916	37,902
Long-term liabilities and other	2,478	17,004	7,149
Redeemable convertible preferred stock	37,368	66,878	77,643

Net sales	21,846	48,445	36,086
Gross profit	13,209	29,181	23,105
Net loss	(11,675)	(103,900)	(66,761)

Sylvan Ventures’ equity in net losses related to the investments in affiliates for 2002 and 2001 was $5,595 and $52,374 respectively.  At December 31, 2002, the difference between the carrying amount of equity method investments and the amount of underlying equity in net assets of these investments was $6,244.  Under the provisions of Statement No. 142, the goodwill related to equity method investments is no longer amortized beginning in January 2002.  Prior to 2002, the goodwill was amortized primarily over a three-year period as a component of the Company’s allocable share of income or loss.  For the years ended December 31, 2001 and 2000, equity in net loss of affiliates includes amortization of $8,938 and $3,793, respectively.

Other Investments (Cost Method Investments):

Other investments consist of non-marketable investments in common and preferred stocks of private companies in which the Company does not exercise significant influence.  These investments are carried at cost unless a decline in estimated fair value is determined to be permanent.  Other investments consisted of the following:

	December 31,
	2002	2001
Core Operating Segments:
Chauncey Group International, Ltd.	$—	$8,000
Frontline Group, Inc.	—	7,000
Other	4,779	5,000
Sylvan Ventures Segment:
ClubMom, Inc.	7,596	7,326
Total	$12,375	$27,326

Realized Investment Income and Losses

The Company recognized a net realized investment loss of $10,651 in 2002, a net realized investment gain of $7,900 in 2001 and a realized investment loss of $11,441 in 2000.  The most significant transactions giving rise to these gains and losses are described below.

In 2002, the Company recorded a loss of $7,359 related to the write-off of its investment in and advances to the Frontline Group.  This investment write-off was recognized due to management’s assessment that the investment was permanently impaired as a result of challenges facing the corporate training industry in general and Frontline Group specifically. The Company originally accepted shares of common stock in Frontline Group in 1999, as consideration for the sale of the PACE business unit.

In 2002, the Company sold its investment in Chauncey Group International, Ltd for cost plus accrued interest, yielding cash proceeds of $9,750.

On September 11, 2001, Sylvan Ventures recognized an investment gain of $24,724 upon the sale of its 42% stake in Classwell Learning Group, Inc. for total cash proceeds of $31,807.

On June 15, 2001, Caliber Learning Network, Inc. (“Caliber”) filed for Chapter 11 bankruptcy protection.  The Sylvan Ventures investment in Caliber of $2,931 was reduced to $0 upon recording its allocable share of losses related to Caliber prior to the bankruptcy proceedings, which is included in equity in net loss of affiliates.  Additionally, the Company recorded a loss on investment of $14,231.  This loss consists of bad debt expense for notes receivable from and advances to Caliber of $7,497, as well as the accrual of a $6,734 estimated liability relating to the Company’s guarantee of certain non-cancelable Caliber lease obligations and other Caliber related liabilities incurred by the Company. On December 31, 2002, the loss was increased by $731 due to revised estimates of remaining liabilities resulting from guarantees. Due to the uncertainties surrounding the bankruptcy proceedings and the ultimate settlement of Caliber’s lease and other liabilities, it is possible that the Company’s loss estimate may change prior to finalization.

In 2000, Sylvan Ventures incurred a $3,051 realized loss upon the disposal of its $4,912 investment in the common stock of ZapMe! Corporation for cash proceeds of $1,861.  Sylvan Ventures also recorded realized investment losses of $8,390 in 2000 based on an assessment that two investments were permanently impaired due to a significant deterioration in operating results and concerns regarding the ability of these companies to successfully implement their business plan.

Note 9 - Long-Term Debt

Long-term debt consists of the following at December 31:

	2002	2001
Convertible debentures	$95,000	$100,000
Mortgage notes payable bearing interest at variable rates ranging from 2.95% to 8.25%	48,670	18,444
Notes payable secured by fixed assets, bearing interest at rates ranging from 2.95% to 4.65%	12,091	9,980
Long-term credit lines bearing interest at rates ranging from 4.75% to 7.87%	160	214
Capital lease agreements bearing interest at rates ranging from 4.75% to 11.31%	1,378	601
Government loans bearing interest rates ranging from 3.00% to 4.69%	3,983	483
Various notes payable bearing interest at fixed rates ranging from 4.87% to 7.40%	3,454	1,117
	164,736	130,839
Less: current portion of long-term debt	11,194	6,365
Total long-term debt, net of current portion	$153,542	$124,474

In August 2002, the Company entered into a new mortgage loan agreement for $6,086 with a bank in Switzerland to finance a portion of the initial cash purchase price of Glion.  The mortgage loan bears interest at 2.95% and matures on August 31, 2003.  Additionally, in connection with the acquisition of Glion, the Company assumed debt of approximately $26,800, primarily mortgage notes payable, with interest rates ranging from 3.8% to 6.0%.

On June 30, 2000, the Company issued $100,000 of ten-year convertible subordinated debentures to Apollo Management Group.  The debentures bear interest at a fixed rate of 5.00%, payable semi-annually, and are convertible at any time into the Company’s common stock at $15.735 per share.  The debentures are redeemable by the Company, subsequent to June 30, 2003, providing certain conditions are achieved including the average share price exceeding 150% of the conversion price.  The debentures mature on June 30, 2010.  In the first quarter of 2002, $5,000 of the debentures were converted into 318 shares of the Company’s stock.

The Company has a revolving credit facility (the “Facility”) with a group of five banks, which allows the Company to borrow up to an aggregate of $100,000 at variable rates.  Outstanding borrowings under the Facility are unconditionally guaranteed by a pledge of the capital stock of the Company’s domestic subsidiaries.  The Facility expires on December 23, 2003 and there were no borrowings outstanding at December 31, 2002 and 2001.  Debt covenants of the Facility require the Company to maintain certain debt-to-earnings and interest coverage ratios.  Other provisions require maintenance of minimum net worth levels and restrict advances, investments, loans, capital expenditures and dividends.  At December 31, 2002 the Company was in compliance with the covenants under the Facility.

The Company’s long-term debt is secured by assets with a carrying value of $127,526 at December 31, 2002.  Aggregate maturities of Company’s borrowings are as follows: 2003 - $11,194; 2004 - $8,810; 2005 - $4,967; 2006 - $3,534; 2007 - $3,150 and thereafter $133,082.

Note 10 - Due to Shareholders of Acquired Companies

Due to shareholders of acquired companies consists of the following amounts payable in cash at December 31:

	2002	2001
Amounts payable to former shareholders of Drake Prometric	$3,050	$3,050
Amounts payable to former shareholders of UDLA	2,332	—
Amounts payable to former shareholders of Les Roches	1,235	1,029
Amounts payable to former shareholders of Glion	4,223	—
Amounts payable to former shareholders of NTU	7,500	—
	18,340	4,079
Less: Long-term portion (included in other long-term liabilities)	9,538	422
Total current portion	$8,802	$3,657

Note 11 – Leases and Related Party Transactions

The Company conducts significant operations from leased facilities.  These facilities include the Company’s corporate headquarters and other office locations, warehouse space and Company-owned learning centers.  The terms of substantially all of these leases are five years or less, with the exception of the Company’s corporate headquarters facility, which has a lease term ending in August 2009, and generally contain renewal options.  The Company also leases certain equipment under non-cancelable operating leases, the majority of which are for terms of 36 months or less.  Future minimum lease payments at December 31, 2002, by year and in the aggregate, for continuing and discontinued operations, under all non-cancelable operating leases are as follows:

	Continuing Operations	Discontinued Operations	Total
Years ending December 31:
2003	$20,321	$11,664	$31,985
2004	20,565	9,684	30,249
2005	19,761	7,322	27,083
2006	18,685	4,505	23,190
2007	17,882	3,300	21,182
Thereafter	65,939	720	66,659
	$163,153	$37,195	$200,348

The Company has entered into sublease agreements for leased office space approximating 81,000 square feet, for an annual fee of $2,600, adjusted annually for increases in gross operating rent and related expenses.  The subleases extend from March 3, 2000 through lease expiration in December 2007.

The Company has entered into lease agreements for its university campuses in Mexico with certain officers and minority owners of the Company’s Mexican university subsidiary.  The leases have an initial term of ten years with an additional two-year extension available at the Company’s option. During 2002, this lease was amended to include an additional three-year extension available at the Company’s option, for a total term of up to 15 years.  The amended lease also contains a provision for the Company, at its option, to purchase the real estate at the then fair market value of the property at the end of the lease term.  Fixed monthly rents are adjusted annually for inflation.  The Company recognized approximately $4,534 and $4,090 of rent expense under these leases for the years ended December 31, 2002 and 2001, respectively.

The Company has also entered into lease agreements for certain dormitories and other facilities in Switzerland with certain former owners of Les Roches.  Pursuant to these agreements, the Company recognized rent expense of approximately $470 and $320 for the years ended December 31, 2001 and 2000, respectively.  In December 2001, the Company accelerated an option agreement with the officers to purchase these properties for approximately $2,700.

Rent expense, net of sub-lease income, included in income from operations for all cancelable and non-cancelable leases was approximately $34,460, $28,998 and $18,383 for the years ended December 31, 2002, 2001 and 2000, respectively.  Rent expense, net of sub-lease income, included in income from discontinued operations for all cancelable and non-cancelable leases was approximately $10,967, $8,392 and $7,371 for the years ended December 31, 2002, 2001 and 2000, respectively.

Note 12 – Contingencies

Loss Contingencies

The Company is subject to legal actions arising in the ordinary course of its business. In management’s opinion, the Company has adequate legal defenses and/or insurance coverage with respect to the eventuality of such actions and does not believe any settlement would materially affect the Company’s financial position.

Guarantees

The Company has guaranteed the bank loans of certain franchisees.  These loans primarily represent the financing of programs and other purchased instructional materials.  Of the $1,757 of available credit under these loans, the outstanding balance was $610 at December 31, 2002.  This guarantee will be assumed by Educate, Inc. when the sale of the K-12 business is final.

The Company has guaranteed a $2,000 bank line of credit of an affiliate.  There were no borrowings outstanding as of December 31, 2002 and the line of credit expires on February 29, 2004. This guarantee will be assumed by Educate, Inc. when the sale of the K-12 business is final.

The Company has guaranteed equipment leases of certain affiliates.  As of December 31, 2002, the amount payable by the affiliates under these leases was $750.  $655 of these equipment leases will be assumed by Educate, Inc. when the sale of the K-12 business is final.

The Company has entered into an agreement with a third party to provide course materials.  Payment is due upon sale of the course materials to franchisees.  Under the terms of the agreement, the Company has guaranteed certain annual minimum payments of  $264, to be paid quarterly.  At December 31, 2002, the amount remaining to be paid under the agreement is $1,036.

Contingent Payments and Business Combinations

In the normal course of business, the Company is party to option agreements with franchisees that allow, under specified circumstances, the repurchase of operating franchises at predetermined multiples of operating results.  These options may be at the Company’s or the franchisee’s discretion based upon the individual agreement and specific operating criteria.  None of these option agreements would be individually material and operating results of the Company would not be materially impacted for the current period if the options were exercised.

The Company is self-insured for health care, workers compensation, and other insurable risks up to predetermined amounts above which third party insurance applies.  The Company records estimates of its self-insured benefits liability at each balance sheet date.  The Company is contingently liable to insurance carriers under certain of these policies and has provided a letter of credit in favor of the insurance carriers for approximately $1,300.

Note 13 - Fair Value of Financial Instruments

The Company’s financial instruments consist primarily of cash and cash equivalents, accounts and notes receivable, available-for-sale investments, accounts payable, due to shareholders of acquired companies, and short and long-term debt.  Except for convertible debentures with a carrying value of $95,000, the fair value of these financial instruments approximate their carrying amounts reported in the consolidated balance sheets.  The Company’s convertible debentures have a fair value of approximately $99,000 at December 31, 2002, calculated based on the quoted value of the Company’s common stock and the number of shares issuable upon conversion.

It is not practical to estimate the fair value of the Company’s cost method investments, with a carrying value of $12,375 at December 31, 2002, because of the lack of quoted market prices of the underlying securities and the inability to determine fair value without incurring excessive costs.  (See Note 21 – Pending Sale of Business Units).

Note 14 – Employee Benefit Plans

Stock Options Plans

The Board of Directors may grant options under five stock option plans to selected employees, officers and directors of the Company to purchase shares of the Company’s common stock at a price not less than the fair market value of the stock at the date of the grant.  The 1998 Stock Incentive Plan (“1998 Plan”) is the only plan with significant stock option awards available for grant.  The 1998 Plan allows for the grant of up to 3,750 shares of common stock in the form of incentive and non-qualified stock options, stock appreciation rights, stock awards, phantom stock awards, convertible securities and performance awards that expire six or ten years after the date of grant.  Options outstanding under all five of the Company’s stock option plans have been granted at prices which are equal to or exceed the market value of the stock on the date of grant and vest ratably over periods not exceeding six years.

The following table summarizes the stock option activity of the Company for the years ended December 31:

	2002		2001		2000
	Options	Weighted Average Exercise Price	Options	Weighted Average Exercise Price	Options	Weighted Average Exercise Price
Outstanding at beginning of year	8,231	$17.85	9,939	$17.52	10,380	$18.13
Granted	694	20.97	997	18.14	679	14.31
Exercised	(1,106)	12.99	(1,440)	12.01	(91)	5.42
Forfeited	(502)	22.35	(1,265)	22.18	(1,029)	22.27
Outstanding at end of year	7,317	$18.53	8,231	$17.85	9,939	$17.52
Exercisable at end of year	4,969	$17.51	5,088	$16.47	5,675	$15.88

The following table summarizes information about stock options outstanding at December 31, 2002:

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number of Shares	Weighted Average Exercise Prices	Weighted Average Remaining Contractual Life	Number of Shares	Weighted Average Exercise Prices
$3.48-$6.08	527	$4.71	0.6	527	$4.71
$6.78-$13.11	1,001	11.42	5.5	633	10.65
$13.55-$19.77	2,588	14.95	5.2	1,838	14.23
$21.06-$32.38	3,201	25.93	4.6	1,971	26.19

Defined Contribution Retirement Plan

The Company sponsors a defined contribution retirement plan under section 401(k) of the Internal Revenue Code. The provisions of this plan allow for voluntary employee contributions up to 20% of an employee’s salary, subject to certain annual limitations.  The Company may at its discretion make matching contributions, which are allocated to eligible participants. All employees are eligible after meeting certain service requirements.  The Company made discretionary contributions to this plan of $833, $742 and $1,218 during the years ended December 31, 2002, 2001 and 2000, respectively.

Employee Stock Purchase Plan

The Company sponsors an employee stock purchase plan that allows eligible employees to purchase shares of common stock at a 15% discount to the lower of the fair market value on the first day or the last day of the annual offering period.  Employees may authorize the Company to withhold up to 10% of their compensation during any offering period, subject to certain limitations.  During 2002, 2001, and 2000, shares totaling 24, 29 and 62 were issued under the plan at an average price of $15.98, $13.93 and $12.61, respectively.

Shares Reserved For Future Issuance

As of December 31, 2002, the Company has reserved 15,206 shares of common stock for future issuance upon the exercise of all outstanding stock options and the conversion of debentures.

Management Ownership Interests in Subsidiaries

Employees of the Company have been granted options to purchase common stock in the Company’s subsidiary operating its Campus Based segment.  If exercised, these options would represent approximately 13% of the total outstanding shares.  During 2002, the Company granted options to employees with an exercise price below the estimated fair value of the underlying common stock.  These options will result in the recognition of $2,660 of compensation expense over the vesting period of these options, of which $1,046 was recognized in 2002.  The options vest over periods of up to five years.

In June 2000, executives of the Company were granted membership profits interest in Sylvan Ventures upon formation in the amount of 15% of total outstanding units.  These membership profit interests entitle the holders to a share of profits upon the occurrence of a profit event and shall be converted into common stock of the corporate successor in the event of a qualified initial public offering of Sylvan Ventures. (See Note 21 – Pending Sale of Business Units).

Note 15 – Investment and Other Income

The Company’s investment and other income consists of the following as of December 31:

	2002	2001	2000

Interest and other income	$7,359	$11,522	$22,404
Gain (loss) on foreign exchange	(785)	124	(2,024)
	$6,574	$11,646	$20,380

Gain (loss) on foreign exchange in 2000 includes a $3,149 loss related to the settlement of a foreign exchange contract in August 2000.

Note 16 - Income Taxes

Significant components of the provision for income taxes on earnings from continuing operations for the years ended December 31 are as follows:

	2002	2001	2000
Current:
Federal	(22,519)	$(11,051)	$(14,251)
Foreign	13,418	13,163	6,090
State	(3,843)	(4,788)	(4,698)
	(12,944)	(2,676)	(12,859)
Deferred:
Federal	8,245	(10,891)	(1,770)
Foreign	(10,144)	(3,265)	(203)
State	(197)	(1,966)	(904)
	(2,096)	(16,122)	(2,877)
Total benefit	$(15,040)	$(18,798)	$(15,736)

For the years ended December 31, 2002, 2001 and 2000, foreign income from continuing operations before income taxes was $13,920, $31,948 and $20,390, respectively.

The Company uses the liability method to account for income taxes.  Deferred income taxes reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.  Significant components of the Company’s deferred tax assets and liabilities arising from continuing operations are as follows as of December 31:

	2002	2001
Deferred tax assets:
Net operating loss carryforwards	$12,048	$4,603
Deferred revenue	734	722
Allowance for doubtful accounts	290	381
Deferred compensation	1,190	714
Equity in net losses of affiliates	21,539	30,568
Charitable contributions carryforward	73	100
Non-deductible reserves	715	484
Tax credit carryforward	4,008	2,900
Other	415	349
Total deferred tax assets	41,012	40,821
Deferred tax liabilities:
Advertising costs	2,046	1,973
Prepaid expenses	1,661	642
Depreciation	4,648	6,598
Amortization of intangible assets	3,065	3,629
Deferred income	15,278	14,450
Unbilled receivables	—	—
Other	186	202
Total deferred tax liabilities	26,884	27,494

Net future income tax benefits	14,128	13,327
Valuation allowance for net deferred tax assets	(1,753)	(411)
Net deferred tax asset	$12,375	$12,916

At December 31, 2002, undistributed earnings from continuing operations of non-U.S. subsidiaries totaled approximately $95,500.  Deferred tax liabilities have not been recognized for these undistributed earnings because it is management’s intention to reinvest such undistributed earnings outside of the U.S.   If all undistributed earnings were remitted to the U.S., the amount of incremental U.S. federal income taxes, net of foreign tax credits, would be approximately $20,200.

At December 31, 2002, undistributed gains on the sale of non-domestic discontinued operations totaled approximately $241,800.  Deferred tax liabilities have not been recognized for these undistributed gains because it is management’s intention to reinvest such undistributed gains outside of the United States.  If all undistributed gains were remitted to the United States, the amount of incremental United States federal income taxes, net of foreign tax credits, would be approximately $84,400.

The net operating loss carryforwards at December 31, 2002 are related to subsidiaries of the Company, and are available only to offset future taxable income of those subsidiaries.  These net operating loss carryforwards will begin to expire in 2005. The tax credit carryfowards consist of foreign tax credits that expire in 2006.

The valuation allowance relates to the uncertainty surrounding the realization of the tax benefits attributable to the net operating losses of subsidiaries of the Company that are available only to offset future taxable income of those subsidiaries.

The reconciliation of the reported income tax expense to the amount that would result by applying the U.S. federal statutory tax rate of 35% to income from continuing operations before income taxes for the years ended December 31:

	2002	2001	2000
Tax benefit at U.S. statutory rate	$(11,180)	$(14,659)	$(8,157)
Permanent differences	1,897	4,669	(156)
State income tax benefit, net of federal tax effect	(2,822)	(4,244)	(2,309)
Tax effect of foreign income taxed at lower rate	(3,407)	(3,494)	(2,288)
Change in valuation allowance	1,122	411	488
Tax provision on the minority interest portion of earnings	440	1,132	(3,542)
Utilized tax credits	(1,108)	(2,900)	—
Other	18	287	228
Total tax benefit	$(15,040)	$(18,798)	$(15,736)

Note 17 - Earnings (Loss) Per Share

The following table summarizes the computations of basic and diluted earnings per share for the years ended December 31:

	2002	2001	2000
Numerator used in basic and diluted earnings (loss) per common share:
Loss from continuing operations, before cumulative effect of change in accounting principle	$(16,903)	$(24,359)	$(7,574)
Income from discontinued operations, net of tax	2,028	6,913	1,989
Gain (loss) on disposal of discontinued operations, net of tax	(2,434)	—	310,807
Cumulative effect of change in accounting principle, net of tax	(78,634)	—	—
Net income (loss)	$(95,943)	$(17,446)	$305,222

Denominator for basic earnings (loss) per share – weighted-average common shares outstanding	40,053	38,135	43,501
Net effect of dilutive stock options based on treasury stock method	—	—	—
Denominator for diluted earnings (loss) per share – weighted average common shares outstanding and assumed conversions	40,053	38,135	43,501

Earnings (loss) per common share, basic and diluted:
Loss from continuing operations, before cumulative effect of change in accounting principle	$(0.42)	$(0.64)	$(0.17)
Income from discontinued operations, net of tax	0.05	0.18	0.05
Gain (loss) on disposal of discontinued operations, net of tax	(0.06)	—	7.14
Cumulative effect of change in accounting principle, net of tax	(1.97)	—	—
Earnings (loss) per common share	$(2.40)	$(0.46)	$7.02

Stock options and the convertible outstanding debentures (see Note 9) were not included for the years ended December 31, 2002, 2001 and 2000 as the Company reported a net loss from continuing operations.

Note 18 - Business and Geographic Segment Information

The Company is a leading international provider of post-secondary educational services.  On March 10, 2003, the Company announced that it would sell the operations comprising its K-12 education business units and committed to a plan to sell certain investments in Sylvan Ventures.  Prior to March 2003, the Company was organized on the basis of educational services provided, including K-12 business services, online higher education, international universities, English language instruction – Spain, and Sylvan Ventures.  As a result of the realigned business operations, the Company is now managing its operations through three separate business segments: a campus-based university segment, an online university segment and Sylvan Ventures.  These segments are business units that offer distinct services and are managed separately as they have different customer bases and delivery channels.  All historical segment information has been reclassified to conform to this presentation.  The reportable segments are as follows:

Campus Based provides post-secondary instruction and degree programs through its network of fully accredited or licensed universities located in Spain, Switzerland, Mexico, Chile and France.  The segment commenced operations in the second quarter of 1999 with the acquisition of a controlling interest in UEM.  Since then, the Company has acquired controlling interests in Les Roches, UVM, UDLA, ESCE, Marbella and Glion.  Through its WSI operations, this segment also provides English language instruction through a combination of computer-based and live instruction through its network of franchised and Company-owned learning centers.

Online provides instructional services and degree programs through an online format and develops and licenses professional development and graduate degree programs to universities.

Sylvan Ventures invested in and monitored an investment portfolio consisting of companies that develop technology solutions for the education and training marketplace.   In addition, Sylvan Ventures earned revenue from providing satellite services to a small number of universities.

Other consisted of the operations of WSI located in Spain, a business that was sold in the third quarter of 2002.

The Company evaluates performance and allocates resources based on operating income before corporate general and administrative expenses and income taxes. Segment operating profit (loss) is calculated as net operating profit (loss) for operating segments.  Segment profit for Sylvan Ventures is calculated as the sum of its revenues, operating costs and general and administrative expenses.

The following table sets forth information on the Company’s reportable segments for the years ending December 31:

2002	Campus Based	Online	Sylvan Ventures	Other
Revenues	$303,684	$74,093	$645	$6,964
Segment profit (loss)	32,669	8,801	(6,751)	(22,597)
Segment assets	503,389	181,790	23,914	—
Long-lived assets	264,516	7,309	418	—
Depreciation and amortization	16,200	3,806	46	809

2001	Campus Based	Online	Sylvan Ventures	Other
Revenues	$236,574	$44,328	$—	$19,364
Segment profit (loss)	24,935	9,104	(9,211)	1,533
Segment assets	379,053	99,138	64,772	65,596
Long-lived assets	152,379	4,776	70	7,301
Depreciation and amortization	17,014	5,402	33	2,636

2000	Campus Based	Online	Sylvan Ventures	Other
Revenues	$85,374	$36,814	$—	$25,245
Segment profit (loss)	2,289	7,752	(5,473)	5,152
Segment assets	313,051	93,256	77,606	61,972
Long-lived assets	132,281	3,432	87	6,145
Depreciation and amortization	8,837	4,788	8	1,822

The following tables reconcile the reported information on segment profit and assets to loss before income taxes and cumulative effect of change in accounting principle and total assets reported in the statements of operations and balance sheets for the years ended December 31:

	2002	2001	2000
Total profit for reportable segments	$12,122	$26,361	$9,720
Corporate general and administrative expense	(21,318)	(22,003)	(20,306)
Other income (expense)	(22,747)	(47,515)	(12,724)
Loss from continuing operations before income taxes and cumulative effect of change in accounting principle	$(31,943)	$(43,157)	$(23,310)

	2002	2001	2000
Total assets for reportable segments	709,093	$608,559	$545,885
Unallocated corporate assets	96,817	168,462	346,093
Assets of discontinued operations	159,464	132,170	124,985
Total assets	$965,374	$909,191	$1,016,963

	2002	2001	2000
Total depreciation and amortization for reportable segments	$20,861	$25,085	$15,455
Corporate depreciation and amortization	3,329	3,613	2,732
Depreciation and amortization of discontinued operations	6,847	9,270	12,255
Total depreciation and amortization	$31,037	$37,968	$30,442

The Company’s Campus Based segment and the English Language Instruction – Spain business that was sold July, 2002 include revenues generated from both Company-owned and franchised centers.  The following table sets forth the components of total revenues of these segments at December 31:

	Campus Based
	2002	2001	2000
Company-owned	$298,762	$233,851	$84,106
Franchise centers	4,922	2,723	1,268
Total revenues	$303,684	$236,574	$85,374

	English Language Instruction – Spain
	2002	2001	2000
Company-owned	$5,827	$16,904	$21,732
Franchise centers	1,137	2,460	3,513
Total revenues	$6,964	$19,364	$25,245

Direct costs for these segments relate primarily to the Company-owned centers.  Costs related to the franchised centers are included in the Company’s general segment expenses.  It is not practical to quantify these costs separately.

Revenue and long-lived assets information of continuing operations by geographic area for the years ended December 31 is as follows:

	2002	2001	2000
Revenues
United States	$74,738	$44,328	$36,845
Mexico	133,706	112,554	10,544
Spain	71,867	71,875	69,969
Other foreign countries	105,075	71,509	30,075
Consolidated total	$385,386	$300,266	$147,433

Long-Lived Assets
United States	$18,802	$14,586	$22,895
Mexico	45,618	29,208	16,310
Spain	94,517	78,670	82,156
Switzerland	90,231	28,731	23,665
Other foreign countries	33,062	22,982	16,252
Consolidated total	$282,230	$174,177	$161,278

Revenues are attributed to countries based on the location of the customer. Revenues in individual foreign countries other than Mexico and Spain and long-lived assets in individual foreign countries other than Mexico, Spain and Switzerland did not exceed 10% of consolidated amounts in any of the years presented.

Note 19 - Supplemental Cash Flow Information

Cash flow information for the Company reflects the total cash flows including continuing operations and discontinued operations.

Interest payments were approximately $7,395, $9,701 and $2,981 for the years ended December 31, 2002, 2001 and 2000, respectively. Income tax payments were $4,277, $93,680 and $25,112 for the years ended December 31, 2002, 2001, and 2000, respectively.

Note 20 - Quarterly Financial Data (Unaudited)

The following financial information reflects all normal recurring adjustments, which are, in the opinion of management, necessary for a fair statement of the results of the interim periods.  All periods’ results have been restated to separately disclose discontinued operations.  Summarized operating data is as follows:

	Quarter Ended
2002	March 31	June 30	September 30	December 31

Revenues	$84,880	$98,123	$82,156	$120,227
Operating income (loss)	(1,218)	(13,269)	(4,964)	10,255
Loss from continuing operations before cumulative effect of change in accounting principle	(1,197)	(6,901)	(6,607)	(2,198)
Income (loss) from discontinued operations, net of tax	781	1,818	916	(1,487)
Loss on disposal of discontinued operations, net of tax	—	—	—	(2,434)
Loss before cumulative effect of change in accounting principle	(416)	(5,083)	(5,691)	(6,119)
Cumulative effect of change in accounting principle	(78,634)	—	—	—
Net loss	$(79,050)	$(5,083)	$(5,691)	$(6,119)

Loss per common share, basic and diluted:
Loss from continuing operations before cumulative effect of change in accounting principle	$(0.03)	$(0.17)	$(0.16)	$(0.06)
Income (loss) from discontinued operations	0.02	0.04	0.02	(0.03)
Loss on disposal of discontinued operations	—	—	—	(0.06)
Loss before cumulative effect of change in accounting principle	(0.01)	(0.13)	(0.14)	(0.15)
Cumulative effect of change in accounting principle	(1.97)	—	—	—
Net loss	$(1.98)	$(0.13)	$(0.14)	$(0.15)

Shares used in computation, basic and diluted:	39,421	40,110	40,331	40,329

On March 10, 2003, the Company and Educate, Inc., a company newly-formed by Apollo Management, L.P., (“Apollo”) executed an Asset Purchase Agreement that provided for the acquisition by Educate, Inc. of substantially all of the Company’s K-12 education business units, including eSylvan, Inc. and Connections Academy, Inc., which are investments held by Sylvan Ventures.  The quarterly financial data has been restated to reflect the K-12 education business units as discontinued operations for all periods presented. During the quarter ended March 31, 2002, in accordance with Statement No. 142, the Company recorded a non-cash charge of $78,634, net of income tax benefit of $7,700 which is included as a cumulative effect of a change in accounting principle (see Note 7).  During the quarter ended September 30, 2002, the Company recorded a loss of $7,359 related to the write-off of its investment in and advances to the Frontline Group (see Note 8). During the quarter ended December 31, 2002, the Company recorded the following non-cash charges: $731 of losses related to guarantees of Caliber leases (See Note 8); and $3,533 write-off of deferred costs related to the terminated initial public offering of the Campus Based segment and one terminated Campus Based acquisition.  In addition, in the fourth quarter the results from discontinued operations include a non-cash charge of $11,484 related to the write-off of the investment in and advances to Sylvan Spain, a franchisor of Sylvan Learning Centers in Spain.  Also, During the quarter ended December 31, 2002, the Company recorded a loss on sale of discontinued operations of  $2,434, net of income tax benefit of $1,597 related to the sales of Prometric and Aspect  (see Note 3).

	Quarter Ended
2001	March 31	June 30	September 30	December 31

Revenues	$66,768	$74,377	$66,774	$92,347
Operating income (loss)	(4,507)	2,339	(2,344)	8,870
Loss from continuing operations	(13,277)	(16,598)	6,972	(1,456)
Income from discontinued operations, net of tax	1,693	3,164	1,397	659
Net income (loss)	$(11,584)	$(13,434)	$8,369	$(797)

Loss per common share, basic:
Loss from continuing operations before cumulative effect of change in accounting principle	$(0.35)	$(0.43)	$0.18	$(0.04)
Income from discontinued operations net of tax	0.04	0.08	0.04	0.02
Net income (loss)	$(0.31)	$(0.35)	$0.22	$(0.02)

Loss per common share, diluted:
Loss from continuing operations before cumulative effect of change in accounting principle	$(0.35)	$(0.43)	$0.17	$(0.04)
Income from discontinued operations net of tax	0.04	0.08	0.03	0.02
Net income (loss)	$(0.31)	$(0.35)	$0.20	$(0.02)

Shares used in computation, basic:	37,441	37,877	38,472	38,708
Shares used in computation, diluted:	37,441	37,877	46,553	38,708

During the quarter ended June 30, 2001, the Company recognized a loss on investment of $14,231 as a result of the bankruptcy filing of Caliber Learning Network, Inc. (see Note 8).  During the quarter ended September 30, 2001, the Company sold its investment in Classwell Learning Group, Inc. and recognized an investment gain of $24,724 (see Note 8).

Earnings per share are computed independently for each of the quarters presented.  Therefore, the sum of the quarterly net earnings per share will not necessarily equal the total for the year.

Note 21 – Subsequent Events

Pending Sale of Business Units

On March 10, 2003, the Company announced that it would sell the operations comprising its K-12 education business units and committed to a plan to sell certain investments in Sylvan Ventures that are not strategic to its post-secondary education business.  The transaction to dispose of the K-12 education business units is more fully described in Note 3, Discontinued Operations.  Upon completion of the contemplated transactions, the Company’s operations would consist solely of its post-secondary business units comprising its Campus Based and Online segments.

In a separate transaction, Sylvan acquired the remaining membership interests in Sylvan Ventures not owned by Sylvan or Apollo for consideration of 581,000 shares of Sylvan common stock, which is restricted from sale for three years. These membership interests were held by investment companies that are partially owned by certain executive management of the Company.  Additionally, all membership profit interests in Sylvan Ventures have also been eliminated.  Upon completion of these acquisitions and the sale of the K-12 business units, the Company will own all of the membership interests of Sylvan Ventures LLC. The remaining investments of Sylvan Ventures will include the consolidated investments of Walden and NTU, which will be managed and reported within the Online segment, and a $2,500 debt instrument that will be amortized over the next two years.  In addition, investments with a carrying value of $16,701 at December 31, 2002 are held for sale to be marketed to a single buyer and are expected to be sold by June 30, 2003 for principally contingent consideration. The operating results related to held for sale investments of Sylvan Ventures are included in continuing operations in the accompanying financial statements because operations consisting principally of cost and equity method investments do not qualify for presentation as discontinued operations.

As a result of the expected disposal transactions, the Company recorded a loss in the first quarter of 2003 of $8,394 to reduce the carrying value of the held for sale assets of Sylvan Ventures to their estimated net realizable value.

Stock Option Modification in the Second Quarter of 2003

As discussed more fully in Note 14, certain employees of the Company’s Campus Based segment have been granted options to acquire common stock of the holding company subsidiary comprising the Campus Based segment.  Due to the restructuring of the Company’s operations resulting from the sale of the K-12 business units and non-strategic Sylvan Ventures assets, the Company on April 1, 2003 negotiated an agreement with these employees holding stock options to acquire common stock of the subsidiary that provides for the exchange of these stock options for stock options to acquire common stock of Sylvan. The result of the exchange of options did not increase the aggregate intrinsic value of the options or reduce the ratio of the exercise price per share of the options to the per share fair value of common stock on the date of exchange, as determined by these independent members of the Board of Directors advised by independent valuation experts. The exchange was accounted for as a modification of granted stock options, and the Company will record a non-cash charge of $24,000 over the remaining vesting period of the options.

In connection with the sale of the K-12 Education business, each unexpired and unexercised outstanding option to purchase shares of the Company’s common stock held by employees who will be employed by Educate LLC will continue to vest for a period of twelve months following the closing of the transaction and will be exercisable for twenty-four months following the closing. This will be accounted for as a modification of granted stock options, resulting in a new measurement date.  The modification will result in non-cash compensation expense in an amount equal to the intrinsic value of such options at the date of closing.  This expense will be included in the Company’s results from operations.

Note 22 – Valuation and Qualifying Accounts

The following table summarizes valuation and qualifying accounts as of December 31, 2002:

	Balance at	Additions
Description	Beginning of Period	Charges to Costs and Expenses	Charges to Other Accounts(1)	Deductions	Balance at End of Period
Year Ended December 31, 2002
Allowance for doubtful accounts	$4,880	$7,987	$597	$(3,844)	$9,620
Deferred tax asset valuation account	$9,321	$6,439	—	—	$15,670

(1) Other charges consist of reserves acquired through purchase acquisition